Eaton Corporation
Second Quarter 2007 Report on Form 10-Q
Item 6
Exhibit 10
STOCK and ASSET PURCHASE AGREEMENT
Dated as of August 3, 2007
among
Eaton Power Solutions SAS (Buyer)
and
MGE FINANCES (Seller 1)
MGE UPS SYSTEMS (Seller 2)

STOCK and ASSET PURCHASE AGREEMENT
          STOCK and ASSET PURCHASE AGREEMENT, dated as of August 3, 2007, among, Eaton Power Solutions SAS, a company organized and existing in accordance with the laws of France, having its principal place of business at Route de Grivery Zac des Delaches, 91940 Gometz Le Chatel, registered with the Commerce and Companies Registry under number 300 094 778 RCS Evry (“Buyer”), MGE Finances SAS, a company organized and existing in accordance with the laws of France, having its registered office at 38334, Saint Ismier Cedex, France, registered with the Commerce and Companies Registry under number 401 332 291 RCS Grenoble (“Seller 1”) and SE7A SAS (to be renamed MGE UPS Systems), a company organized and existing in accordance with the laws of France, having its registered office at 38330, Monbonnot, France, registered with the Commerce and Companies Registry under number 444 643 720 RCS Grenoble (“Seller 2”).
          WHEREAS, Seller 1 is, or will be as of the Closing Date, the owner of 100% of the outstanding shares of capital stock and voting rights of MGE UPS Systems (to be renamed Mango Power, or under any other name as may be proposed by Buyer no later than 30 days after the date hereof), a company organized and existing in accordance with the laws of France, having its registered office at 140, avenue Jean Kuntzmann — Zirst de Montbonnot, 38334 Saint-Ismier Cedex, registered with the Commerce and Companies Registry of Grenoble under number 302 636 303 RCS Grenoble (“Target”);
          WHEREAS Target owns a 50% interest in a joint venture organized under the laws of the People’s Republic of China, under the name of UPE Electronics Co Ltd, for the production of uninterruptible power systems under 3 kva (the “Joint Venture”);
          WHEREAS, Seller 2 owns, or will own as of the Closing Date, directly or indirectly a majority controlling interest in each of the companies listed in Schedule A (the “International Sellers”);
          WHEREAS, Target and the Joint Venture are, or will be as of the Closing Date, exclusively engaged in the business of developing, manufacturing, selling, servicing, marketing, and providing consulting services related to, 0 to 10 kva uninterruptible power systems and surge suppressors under the MGE tradename (the “Business”), it being understood, for the avoidance of doubt, that the Business shall also include any configuration of such products that extend above 10 Kva but remain below 20 Kva, and that the Comet range of products extend from 0 to 11 Kva;
          WHEREAS, the International Sellers are engaged, among others, in the Business;
          WHEREAS, Seller 1 desires to sell to Buyer and Buyer desires to purchase from Seller 1 all of the outstanding shares of capital stock and voting rights of Target;
          WHEREAS, Seller 2 desires to cause each International Seller to sell to Buyer and Buyer desires to purchase, or to cause the International Buyers to purchase, from each such International Seller certain assets used primarily by such International Seller in connection with the conduct of the Business and the related liabilities, all on the terms and subject to the conditions set forth herein; and
          WHEREAS Seller 2 and certain International Sellers have entered into or shall enter into on or prior to Closing as the case may be (i) the Services Agreement(s) with Target, (ii) a 5-year, royalty free exclusive trademark license agreement for the use of the Trademark “MGE Office Protection Systems” in connection with the Business, as per the license form set forth in Exhibit 1 (the “Trademark License Agreement” with the Target, (iii) a patent license agreement as per the form set forth in Exhibit 2 with the Target (the “Patent License Agreement”), and (iv) a software license agreement as per the form set forth in Exhibit 3 with the Target (the “Software License Agreement”).
          WHEREAS Target has entered into or shall enter into on or prior to Closing as the case may be a patent license agreement as per the form set forth in Exhibit 4 with Seller 2 ( the “Patent License Agreement 2”).
          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATIONS
          1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.
          “Additional Accounting Firm” means the Paris Branch of KMPG; provided, however, that if such firm is unwilling to accept the engagement contemplated by this Agreement, Additional Accounting Firm shall mean such international independent accounting firm as is appointed by the President of the Paris Commercial Court at the request of either the Buyer or Sellers acting via a “référé” proceeding.
          “Adjustment Amount” has the meaning specified in Section 3.2(b).
          “Adjustment Statement” has the meaning specified in Section 3.3(b).
          “Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under Common Control with such Person.
          “Agreed Accounting Principles” means the International Financial Reporting Standards as in effect on the relevant date, as consistently applied using the accounting guidelines of the Schneider group of companies in preparing consolidated accounts.
          “Agreed Adjustments” has the meaning specified in Section 3.3(c).

          “Agreed Rate” means the official rate for the Euro Repo market as published in the Financial Times, as that rate may vary from time to time, or if that rate is no longer published, a comparable rate.
          “Agreement” means this Stock and Asset Purchase Agreement and the Schedules, as may be amended or supplemented from time to time.
          “Ancillary Agreements” means the Services Agreements, the International Purchase Agreements, the Trademark License Agreement, the Patent License Agreement, the Software License Agreement, the Patent License Agreement 2, and all other agreements, instruments and documents being or to be executed and delivered by Seller 1, Seller 2 or any International Seller under this Agreement or in connection herewith.
          “Balance Sheet” has the meaning specified in Section 5.4(a).
          “Balance Sheet Date” means December 31, 2006.
          “Baseline Working Capital” means €35,700,000.
          “Business” has the meaning specified in the Recitals.
          “Business Assets” means the Business Contracts, the Business Trade Receivables, and any other asset owned by any of the International Sellers and primarily used in connection with the Business as of the Closing Date, including, without limitation, all assets set forth in Schedule2.2(a) hereto (including for the avoidance of doubt, all the Intellectual Property Rights primarily used in the Business, if any).
          “Business Contracts” means, subject to the provisions of Sections 8.6 and 8.7, the contracts to be transferred by the International Sellers, which shall be (i) all International Sellers’ existing customer and supplier contracts, to the extent they relate to the Business, (ii) any other International Sellers’ contracts, to the extent they relate exclusively to the Business, (iii) any International Sellers’ contracts as are identified in Schedule 5.13, and (iv) any such contract similar to the contracts referred to in (i) and (ii) above which may be entered into between the date hereof and the Closing Date and which relate to the Business.
          “Business Day” means any day other than a Saturday, Sunday or a day on which banks in Paris, France are authorized or obligated by law to close.
          “Business Employees” means the employees of the International Sellers (i) that the parties have determined should transfer to the International Buyers effective as the Closing Date or (ii) to whom the International Buyers shall offer employment effective as of the Closing Date, a full and complete list of which set forth in Schedule B.
          “Business Liabilities” means all obligations of the International Sellers under (i) the Business Contracts, to the extent they relate to the Business, (ii) the Business Trade Payables, and where applicable, (iii) customer deposits and payables to fixed assets suppliers in each case of the type included in the Financial Statements and to the extent included in the Final Working Capital, (iv) liabilities under employment agreements relating to Business Employees, including accrued wages and salaries and social security charges or similar payroll taxes thereon.
          “Business Trade Payables” means all amounts unpaid or owing to any trade creditors by any of the International Sellers at the Closing Date in respect of goods or services related to the Business purchased by any of the International Sellers pursuant to any of the Business Contracts and which are accrued in the Final Working Capital.
          “Business Trade Receivables” means all amounts unpaid or owing to any International Sellers by any trade debtors at the Closing Date in respect of goods or services related to the Business, supplied by any of the International Sellers pursuant to any of the Business Contracts, and which are accrued in the Final Working Capital.
          “Buyer” has the meaning set forth in the Recitals.
          “Cap” has the meaning set forth in Section 11.1(b).
          “Cash” means as of the close of business on the Closing Date the aggregate amount of cash on hand and demand deposits plus short term liquid investments in marketable listed securities and capital market instruments that are readily convertible to known amounts of cash and valued at market held by the Target and, the Joint Venture or included in the Business Assets, it being provided that the Joint Venture Cash will be included up to €300,000 and if Joint Venture Cash is in excess of €300,000, only 50% of such excess shall be included.
          “Certificate” means a certificate signed by the applicable entity’s President, Chief Financial Officer or any Vice President.
          “Claim Notice” has the meaning specified in Section 11.3(a).
          “Closing” means the completion of (i) the transfer of all of the Target Shares from Seller 1 to Buyer and (ii) the transfer of the Business Assets and the Business Liabilities, from the relevant International Sellers to Buyer or the International Buyers, as applicable, subject to and in accordance with the terms of this Agreement and the International Purchase Agreements.
          “Closing Date” has the meaning specified in Section 4.1.
          “Commission” means the Commission of the European Communities having its seat in Brussels.
          “Confidentiality Agreement” means the Confidentiality Agreement dated April 3, 2007 between Schneider Electric and Eaton Corporation.
          “Contaminant” means any waste, pollutant, hazardous or toxic substance or petroleum, hydrocarbon products, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls substance or waste or any constituent of any such substance or waste or more generally any other chemical substance prohibited or regulated by any Environmental Laws or Governmental Body.

          “Control” has the meaning set forth in Article L.233-3 paragraphs I and II of the French Commercial Code. The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.
          “Court Order” means any judgment, order, award or decree of any state or local, or any supra-national, court, tribunal or other Governmental Body and any award in any arbitration proceeding.
          “Debt” means as of the close of business on the Closing Date, the aggregate amount of (i) all indebtedness for borrowed money, whether current, short-term, or long-term, secured or unsecured (excluding the Business Trade Payables and trade payables of Target and the Joint Venture), it being provided that the Joint Venture indebtedness will be included up to €300,000 and if Joint Venture indebtedness is in excess of €300,000, only 50% of such excess shall be included, (ii) any payment of obligations in respect of letters of credit, (iii) any liability with respect to interest rate swaps, collars, caps and similar hedging obligations, (iv) any lease obligations under leases that are required to be accounted for as capital leases, (v) all commitments relating to the acquisition or issuance of securities (such as a put option), (vi) liabilities related to employees severance or redundancy, (vii) all amounts payable under any defined benefit obligation and liabilities and such retirement or pension commitments less any existing outside funding of such liabilities, (viii) all bonuses triggered by the contemplated transaction, together with any related social security charges, (ix) accrued and unpaid interest on, and prepayment premiums, break-up fees, penalties, or similar charges or expenses reimbursement arising as a result of the discharge of any of the foregoing, (x) any amount owed by Target and the Joint Venture to any entity of the Schneider group (other than Target and the Joint Venture), (xi) any dividend declared by Target or the Joint Venture but not paid, to the extent, as regards the Joint Venture, that the recipient of any such dividends is not Target, and (xi) other non operating provisions, it being understood that (i) all of the aforementioned items include the associated deferred tax liabilities and are net of associated deferred tax assets and items and (ii) all amounts owed under the Services Agreements shall be excluded from the calculation of Debt to the extent such amounts have been repaid on or prior to Closing.
          “De Minimis Threshold” has the meaning set forth in Section 11.1(b).
          “Effective Time” has the meaning set forth in Section 4.1.
          “Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement or a right of a third party of any kind, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.
          “Environmental Encumbrance” means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the environment.

          “Environmental Law” means all Requirements of Laws derived from or relating to all state and local laws or regulations relating to or addressing the environment, health or safety.
          “Estimated Allocation Schedule” has the meaning specified in Section 3.1.
          “Estimated Purchase Price” has the meaning specified in Section 3.1.
          “Expenses” means any reasonable expenses incurred in connection with, defending any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including reasonable fees of legal counsel).
          “Final Adjustment Allocation Schedule” has the meaning specified in Section 3.3(c).
          “Final Cash/Debt Balance” means the Cash less the Debt, it being provided for the avoidance of doubt that no item taken into consideration for purposes of establishing the Final Cash/Debt Balance shall be taken into account for the purposes of establishing the Final Working Capital.
          “Final Purchase Price” has the meaning specified in Section 3.2(b).
          “Final Working Capital” means as of the close of business on the Closing Date (i) the aggregate amount of the net trade receivables (sum of gross trade receivables less impairment of doubtful debts plus notes receivables plus advances to suppliers) of Target and the Joint Venture and the Business Trade Receivables) plus (ii) the aggregate amount of the net inventories (sum of gross materials, work in progress and finished goods inventories, less related depreciation) held by Target and the Joint Venture and included within the Business Assets minus (iii) the trade payables (sum of trade and notes payables and customer deposits), the payables to fixed assets suppliers and the accrued payables of Target, and the Joint Venture and the Business Trade Payables, it being agreed that the Final Working Capital shall be calculated in accordance with IFRS and that the net book value of the inventory shall be computed based upon the quantities of inventory on hand as of the close of business on the Closing Date as determined through a physical inventory conducted by Buyer as of, or within five days of, such time, appropriately adjusted for activity between the Closing Date and the date of the physical inventory.
          “Financial Statements” has the meaning specified in Section 5.4(a).
          “Governmental Body” means any federal, state or local, or any supra-national, government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitration body having competent jurisdiction over the relevant subject matter, or over Buyer, International Buyer, Sellers and International Sellers, Target, the Joint Venture or any of them, or the Business Assets or the Business, as applicable.
          “Governmental Permits” has the meaning specified in Section 5.8(a).

          “IFRS” means the International Financial Reporting Standards.
          “Indemnified Party” has the meaning specified in Section 11.3(a).
          “Indemnitor” has the meaning specified in Section 11.3(a).
          “Insurance Policies” has the meaning given to such term in Section 5.17.
          “Intellectual Property Rights” means all inventions (whether patentable or not and whether or not reduced to practice), Patents, Trademarks, trade names and corporate names (other than any trade names or corporate names incorporating the name “MGE”), copyrights, design rights, moral rights, trade secrets and confidential business information (including know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, and specifications), computer software and related codes, databases, and other intellectual property rights whether registered or unregistered, including the benefit of all applications and rights and all goodwill relating to the foregoing, relating to the Business, except as it may be provided for under this Agreement.
          “International Buyers” means each of the fully-owned Affiliates of Buyer listed on Schedule C, which will enter, as soon as reasonably practicable after the date of this Agreement, into the International Purchase Agreement.
          “International Purchase Agreement” means the local asset purchase agreements, substantially in the form attached hereto as Exhibit 5, to be entered into as soon as reasonably practicable after the date of this Agreement between the relevant International Sellers and International Buyers or Buyer, as the case may be (with effect as from Closing), to effect the transfer of the Business Assets and Business Liabilities in accordance with the terms of this Agreement.
          “International Seller” and “International Sellers” have the meanings specified in the Recitals.
          “Joint Venture” has the meaning specified in the Recitals.
          “Knowledge” means with respect to Sellers the actual knowledge of the persons listed in Schedule D.
          “License Agreement” has the meaning specified in Section 8.12.
          “Losses” means any and all losses, costs, settlement payments, awards, fines, penalties, damages.
          “Material Adverse Effect” means any material adverse effect that a situation, development or other event or fact may have on the financial condition or results of operations of the Business (taken as a whole) other than an effect resulting from one or more of the following matters: (i) the effect of any change that generally affects the industry in which the Business operates; (ii) the effect of any change arising in connection with earthquakes, acts of war, sabotage and terrorism, military actions or the escalation thereof; (iii) the effect of any action taken by the Buyer or any of its Affiliates with respect to the transactions contemplated hereby or with respect to Target, the Joint Venture or the International Sellers, including their employees.
          “Material Agreements” shall have the meaning set forth in Section 5.13.
          “MGE Trademarks and Logos” shall have the meaning set forth in Section 8.2.
          “Monitoring Trustee” means Advolis, a French company having its registered office at 13, Avenue de l’Opéra, 75001 Paris.
          “Navision Costs” shall have the meaning set forth in Section 8.11.
          “Parties” means Buyer, Seller1 and Seller 2.
          “Patents” means French and non-French patents and applications thereof primarily related to the Business, including those listed in Schedule 5.9(a).
          “Patent License Agreement 2” shall have the meaning set forth in the Recitals.
          “Patent License Agreement” shall have the meaning set forth in the Recitals.
          “Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable and (ii) liens incurred in the ordinary course of business for sums not yet due and payable excluding, for the avoidance of doubt, general liens on the Business (Nantissement de Fonds de Commerce) and any liens on trademarks.
          “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.
          “Preliminary Accounting Report” has the meaning specified in Section 3.3(a)(iii).
          “Preliminary Adjustment Statement” has the meaning specified in Section 3.3(a)(i).
          “Products” means the 0 to 10 kva uninterruptible power systems and surge suppressor products manufactured, marketed or sold by Target, the Joint Venture, or by the International Sellers prior to the Closing Date, it being understood, for the avoidance of doubt, that the products shall also include any configuration of such products that extend above 10 Kva but remain below 20 Kva, and that the Comet range of products extend from 0 to 11 Kva.
          “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any property currently or formerly owned or used by Target and the Joint Venture, including the movement of Contaminants through or in the air, soil, surface water, groundwater of any property currently or formerly owned or used by Target and the Joint Venture.
          “Relevant Contracts” has the meaning set forth in Section 8.7.
          “Remedial Action” means any reasonable actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, or (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants.
          “Replacement Contracts” has the meaning set forth in Section 8.6.
          “Requirements of Laws” means any French and any non-French laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.
          “Schedule(s)” means the schedule(s) attached hereto.
          “Seller 1” has the meaning set forth in the Recitals.
          “Seller 2” has the meaning set forth in the Recitals.
          “Sellers” means Seller 1 and Seller 2.
          “Services Agreement” means the transition support services agreements, forms of which are attached hereto as Exhibit 6, entered into, or to be entered into, among (i) Seller 2 and/or certain of the International Sellers on the one hand, and (ii) Target and/or certain of the International Buyers, as the case may be, on the other hand.
          “Services Employees” has the meaning set forth in Section 5.11(d).
          “Shared Contracts” means the contracts which relate both to the Business and any other business conducted by Target or International Sellers.
          “Shares” means the Target Shares.
          “Software” means communication, monitoring and diagnostic computer software programs and software systems and associated source codes as listed in Schedule 5.9(a).
          “Software License Agreement” shall have the meaning set forth in the Recitals.
          “Target” has the meaning set forth in the Recitals.
          “Target Shares” means [1.365.000] shares, par value [€15,25] each, of Target, representing 100% of the issued and outstanding share capital and voting rights of Target.
          “Tax” (and, with correlative meaning, “Taxable”) means: (i) any French or non-French, net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or any other tax, custom duty, governmental fee, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, as transferee or successor, or as a result of any obligation under any Tax sharing agreement or Tax indemnity agreement.
          “Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
          “Third Person Claim” has the meaning specified in Section 11.3(a).
           “Threshold” has the meaning set forth in Section 11.1(b).
          “TPL” has the meaning specified in Section 8.12.
          “Trademarks” means French and non-French trademarks, service marks and trade names whether registered or unregistered, and pending registrations and applications to register the foregoing, in each case primarily related to the Business, including those listed in Schedule 5.9(a).
          “Trademark License Agreement” shall have the meaning set forth in the Recitals.
          “Transferred Employees” means (i) the employees of Target and the Joint Venture that the parties have determined should remain employed by each such entity effective as of the close of business on the Closing Date, a full and complete list of which set forth in Schedule E, (ii) the Persons who have elected to be employed by Target, the Buyer or the International Buyers pursuant to the letters or contracts attached hereto as Schedule F and (iii) the Business Employees.
          1.2. Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement

ARTICLE II
PURCHASE AND SALE
          2.1. Purchase and Sale of Shares. In accordance with the terms and subject to the conditions of this Agreement, on the Closing Date, Seller 1 shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller 1, free and clear of all Encumbrances, all of the Target Shares, together with all rights then attaching thereto, including the right to all dividends, together with all rights then attaching thereto, including the right to all dividends.
          2.2. Purchase and Sale of Business Assets and Assumption of Business Liabilities.
          (a) In accordance with the terms and subject to the conditions of this Agreement and the International Purchase Agreements, on the Closing Date, Seller 2 shall cause the International Sellers to sell, transfer, assign, convey and deliver to Buyer and/or where so directed by Buyer, to the International Buyers, and Buyer shall purchase and/or cause the International Buyers to purchase from the relevant International Sellers, free and clear of all Encumbrances (except for Permitted Encumbrances), the Business Assets as the same shall exist on the Closing Date.
          (b) On the Closing Date, pursuant to the terms and subject to the conditions set forth herein and in the International Purchase Agreements, Buyer and/or International Buyers, as the case may be, shall assume and agree to discharge, pursuant to their terms, the Business Liabilities of International Sellers with effect as of the Effective Time.
          (c) Each International Purchase Agreement executed in connection herewith shall be consistent with the terms of this Agreement, except to the extent modifications are required by local law, in which case, the parties thereto covenant and agree to give effect to the intent and terms of this Agreement, notwithstanding any such modifications made to any International Purchase Agreement under local law. To the extent the terms of any International Purchase Agreement conflict with those of this Agreement, the terms of this Agreement shall govern.
          Neither the Buyer nor as the case may be, any of the International Buyers, have the obligation to complete the purchase of any of the Shares or the Business Assets unless the transfer of all the Business Assets, other than those relating to an International Seller operating in a non-material jurisdiction, and the Shares, is completed simultaneously. Should Business Assets relating to an International Seller operating in a non-material jurisdiction not be transferred at Closing, the parties shall endeavor to transfer them as soon as reasonably practicable after the Closing Date.
ARTICLE III
PURCHASE PRICE
          3.1. Estimated Purchase Price.

          (a) The estimated purchase price for the Shares and the Business Assets (the “Estimated Purchase Price”) shall be equal to 425.000.000 (four hundred twenty five million) Euros.
          (b) Upon payment, the Estimated Purchase Price shall be allocated among the Target Shares and the Business Assets as set shown in Schedule 3.1 hereto (the “Estimated Allocation Schedule”).
          3.2. Final Purchase Price and Adjustment Amount.
          (a) Subsequent to the Closing, the Estimated Purchase Price shall be increased by the Adjustment Amount (or decreased by the Adjustment Amount, if such amount is negative).
          (b) The “Adjustment Amount” shall be equal to:
          (i) the Final Cash/Debt Balance;
     plus
     (ii) the positive or negative amount obtained by subtracting the Baseline Working Capital from the Final Working Capital, it being agreed that, for illustrative purposes, the accounting items that would be included in the calculation of the Final Cash/Debt Balance and the Final Working Capital as of the date hereof are identified in Schedule 3.2.
The Estimated Purchase Price, as adjusted by the Adjustment Amount pursuant to this Section 3.2, is the “Final Purchase Price”. The Adjustment Amount shall be determined in accordance with Section 3.3 and paid or settled, as applicable, pursuant to Section 3.4.
          3.3. Determination of the Preliminary Adjustment Statement and Allocation Schedule.
          (a) As promptly as practicable following the Closing Date (but not later than 45 days after the Closing Date), the Sellers shall
     (i) prepare a statement (the “Preliminary Adjustment Statement”) setting forth Sellers’ calculation of the Final Cash/Debt Balance, the Final Working Capital and the resulting Adjustment Amount; and
     (ii) prepare a schedule (the “Preliminary Adjustment Allocation Schedule”) allocating the Adjustment Amount, as calculated in the Preliminary Adjustment Statement, among the Target Shares and the Business Assets; and
     (iii) deliver to Buyer the Preliminary Adjustment Statement and the Preliminary Adjustment Allocation Schedule (the “Preliminary Accounting Report”).

          (b) Promptly following receipt of the Preliminary Accounting Report, Buyer may review the same and, within 45 days after the date of such receipt, may deliver to Sellers a Certificate setting forth its objections to the Preliminary Adjustment Statement and the Preliminary Adjustment Allocation Schedule as set forth in the Preliminary Accounting Report, together with a summary of the reasons therefore and calculations which, in its view, are necessary to eliminate such objections. If Buyer fails to deliver such certificate within such 45-day period, (i) the adjustment amount set forth on the Preliminary Adjustment Statement shall be final and binding as the “Adjustment Amount”, and (ii) the Preliminary Adjustment Allocation Schedule shall be final and binding as the “Final Adjustment Allocation Schedule,” for purposes of this Agreement.
          (c) If Buyer delivers a certificate of objection pursuant to Section 3.3(b) within such 45
          -day period, Buyer and Sellers shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”), no later than 15 days following Sellers receipt of such certificate, the disputed items or amounts identified in such certificate. If Buyer and Sellers so resolve such disputed items or amounts, (i) the adjustment amount set forth in the Preliminary Adjustment Statement, as adjusted by the Agreed Adjustments, shall be final and binding as the “Adjustment Amount”, and (ii) the Preliminary Adjustment Allocation Schedule, as adjusted by the Agreed Adjustments, shall be final and binding as the “Final Adjustment Allocation Schedule”, for purposes of this Agreement.
          (d) If any objections raised by Buyer in its certificate of objection delivered pursuant to Section 3.3(b) are not resolved by the Agreed Adjustments, if any, within the 15-day period referred to in Section 3.3(c), then Buyer and Sellers shall promptly submit the objections that are then unresolved to the Additional Accounting Firm, which shall be directed by Buyer and Sellers to resolve the unresolved objections (it being agreed that the Additional Accounting Firm’s authority shall be limited to resolving the objections as presented by Buyer and the Sellers and that the Additional Accounting Firm cannot award an amount greater than the highest amount claimed by a party) as promptly as reasonably practicable (and, in any event, within 45 days after its receipt of the request to review such objections) and to deliver written notice to each of Buyer and Sellers setting forth its resolution of the disputed items or amounts. The Additional Accounting Firm shall act as an expert pursuant to the provisions of Article 1592 of the French Civil Code and its decision shall be final and binding on the parties (absent any gross mistake) and shall not be subject to any recourse before a court or arbitration tribunal except as necessary to enforce such decision. The Adjustment Amount set forth in the Preliminary Adjustment Statement, and the Preliminary Adjustment Allocation Schedule, after giving effect to any Agreed Adjustments and to the resolution of disputed items or amounts by the Additional Accounting Firm, shall be final and binding as the “Adjustment Amount”, and the “Final Adjustment Allocation Schedule”, respectively, for purposes of this Agreement.
          (e) The parties hereto shall make available to Buyer and Sellers (and such other parties working on their respective behalves) and, if applicable, the Additional Accounting Firm, such books, records and other reasonable information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Accounting Report or any matters submitted to the Additional Accounting Firm. The fees and expenses of the Additional

Accounting Firm shall be borne by the parties in such proportions as shall be decided by the Additional Accounting Firm, who shall base its decision upon the relative extent to which the parties’ respective positions are upheld in the final determination of the Additional Accounting Firm.
          3.4. Payment of the Adjustment Amount. Promptly (but not later than five Business Days) after the determination of the Adjustment Amount and the Final Purchase Price pursuant to Section 3.3 and Section 3.2:
     (i) if the Final Purchase Price exceeds the Estimated Purchase Price, Buyer shall pay to Seller 2 (for further credit to Sellers and the International Sellers consistent with the Final Adjustment Allocation Schedule), by wire transfer of immediately available funds to such bank account as Seller 2 shall designate in writing to Buyer, the Adjustment Amount determined in accordance with Section 3.3, plus interest on such excess from the Closing Date to the date of payment thereof at the Agreed Rate; or
     (ii) if the Estimated Purchase Price exceeds the Final Purchase Price, Seller 2 shall pay or cause to be paid to Buyer (for further credit to Buyer and International Buyers consistent with the Final Adjustment Allocation Schedule), by wire transfer of immediately available funds to such bank account of Buyer as Buyer shall designate in writing to Seller 2, the Adjustment Amount determined in accordance with Section 3.3, plus interest on such excess from the Closing Date to the date of payment thereof at the Agreed Rate.
          3.5. Allocation of Purchase Price. The Estimated Allocation Schedule, as adjusted on the basis of the Final Adjustment Allocation Schedule, shall be used by the parties for all Tax reporting purposes.
          3.6 Currency Conversion. Where any payment to be made to an International Seller under Article 3.4 or Article 4.2 of the Agreement is required pursuant to the laws applicable to the relevant International Purchase Agreement to be made in a currency other then Euros, the rate of exchange to be used shall be the closing mid-point rate for exchange between Euros and such other currency as quoted in the Financial Times London edition five (5) London, United Kingdom Business Days prior to the intended currency payment date.
ARTICLE IV
CLOSING
4.1. Closing Date. The Closing shall be consummated after all the conditions set forth in Articles IX and X shall have been satisfied or waived (by the party entitled to waive the condition), but not earlier than September 30, 2007, provided, however, that if at that time the Buyer is not reasonably satisfied that information technology systems are in place that will be capable of consistent operation of the Business for the Target and the International Buyers, the Buyer will have the right to postpone the Closing to the last Business Day of the next calendar month end, by sending a notice to that effect to the Sellers with no less than five Business Days prior notice. The closing steps shall be commenced at 10:00 a.m., local time, on the Closing Date and the Closing shall be completed by the close of business on such date, but, in any event, for the avoidance of doubt, by no later than the close of business on October 31, 2007.
          The Closing shall be held at the offices of Bredin Prat or at such other place as shall be agreed upon by Buyer and Sellers. The Closing shall be effective as of the close of business (the “Effective Time”) on the date on which Closing occurs (the “Closing Date”).
          4.2. Payment on the Closing Date. Subject to fulfillment or waiver of the conditions set forth in Articles IX and X, at Closing, Buyer shall pay Seller 2 (for further credit by Seller 2 to Seller 1 and the International Sellers consistent with the Estimated Allocation Schedule) an amount equal to the Estimated Purchase Price, by wire transfer of immediately available funds to the account details of which will be provided by Sellers no later than five Business Days before the Closing, provided, however, that the portion of the Estimated Purchase Price owed to any International Sellers (consistent with the Estimated Allocation Schedule) shall be paid directly by the relevant International Buyer to such International Seller if so required by the laws governing the relevant International Purchase Agreement.
          4.3. Buyer’s Additional Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article IX and X, at Closing, the Buyer shall deliver, or cause to be delivered, to the Sellers all the following :
     (i) each of the relevant Services Agreement(s), duly executed by the relevant International Buyers;
     (ii) each of the International Purchase Agreements duly executed by Buyer or any International Buyer which is a party thereto, together with any agreements, certificates or other documents contemplated by such International Purchase Agreement to be delivered at Closing;
     (iii) the Trademark License Agreement duly executed by Buyer on behalf of Target if not already signed by Target;
     (iv) the Patent License Agreement and the Software License Agreement duly executed by Buyer on behalf of Target if not already signed by Target;
     (v) the Patent License Agreement 2 duly executed by Buyer on behalf of Target if not already signed by Target; and
     (vi) the comfort letter referred to in Section 11.10.
          4.4. Sellers’ Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article IX and X, at Closing, Sellers shall deliver, or cause to be delivered, to Buyer all the following:
          (a) the updated share transfer register of Target;

          (b) a duly completed and signed transfer order (ordre de mouvement) providing for the transfer of the ownership of Target Shares;
          (c) a tax transfer form (formulaire cerfa n°2759 DGI) with respect to the transfer of the Target Shares;
          (d) for each of Target and the Joint Venture, written evidence confirming that a general shareholders’ meeting of Target and a board meeting of the Joint Venture have been regularly convened and will be held on the Closing Date in order to (i) acknowledge the resignation of the persons listed in Schedule 4.4(d), and to appoint the persons whose names will be provided by the Buyer to the Sellers as soon as reasonably practicable, and in any event no later than fifteen (15) days, after the date hereof, and (ii) to approve revised bylaws of Target in the form to be provided by the Buyer as soon as reasonably practicable, and in any event no later than fifteen (15) days, after the date hereof;
          (e) resignation letters from the persons referred to in (d) above resigning from their offices as Directors / President of Target and/or the Joint Venture, as the case may be, with effect as from the Closing Date, such resignation letters to include an irrevocable waiver of any claim against Target or the Joint Venture;
          (f) each of the Services Agreement(s), duly executed by Seller 2 and by Target;
          (g) an executed copy of the “convention de sortie de l’ancien groupe d’intégration fiscale constitué par MGE Finances SAS” (tax consolidated group exit agreement) entered into between Seller 1 and Target as of the Closing Date and dealing with the consequences of the exit as from December 31, 2006 of the Target from the tax consolidated group headed by Seller 1 to which it belonged until such date, in the form attached as Schedule 4.4 (g);
          (h) each of the International Purchase Agreements duly executed by Seller 2 or any International Seller which is a party thereto, together with any agreements, certificates or other documents contemplated by such International Purchase Agreement to be delivered at Closing;
          (i) the Trademark License Agreement duly executed by Seller 2 and Target;
          (j) the Patent License Agreement and the Software License Agreement duly executed by Seller 2 and Target;
          (k) the Patent License Agreement 2 duly executed by Seller 2 and Target;
          (l) the comfort letter referred to in Section 11.10.
On the Closing Date, all of the actions required for Closing, including the actions listed above shall be carried out by the relevant parties. Each action will be conditional upon the occurrence of all of the others, so that if one of these actions to be carried out by one party does not occur for whatever reason, including through no fault of the party concerned, the other party shall be entitled to refuse to proceed with the Closing and shall incur no liability vis-à-vis the other parties in connection with such refusal, without prejudice to its right to seek and obtain from the defaulting party any other remedy that may be available under applicable Requirements of Laws. Such party may also require the defaulting party to complete the contemplated transaction notwithstanding the fact that one or several of such actions have not been carried out on the Closing Date.
In addition to the above deliveries, the parties agree that on the Closing Date, each of them shall take all steps and actions as may be necessary to put Buyer or International Buyers, as the case may be, in actual possession or control of the Target Shares and the Business Assets.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS
          The Sellers hereby make the representations and warranties set forth below for the benefit of the Buyer as of the date hereof and as of the Closing Date as though made on such date (or as such other date as may be expressly provided for in any given representations and warranties); it being agreed, however, that for purposes of the representations and warranties made as of the date hereof under Sections 5.8, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.19 and 5.20, and relating to Target, the pre-closing restructuring referred to in Section 7.6 shall be deemed to have been completed.
          5.1. Organization of Sellers/Ownership of Target Shares and Business Assets.
          (a) Each of Seller 1, Seller 2 and the International Sellers is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own its assets and conduct its business as it has been and is now being conducted.
          (b) None of Seller 1, Seller 2 and the International Sellers are or have been insolvent (en état de cessation de paiements) or subject to any safeguard, bankruptcy or insolvency or equivalent proceedings under any applicable Requirements of Laws, nor to any other proceedings with regard to the prevention or resolution of business difficulties (or any similar actions) nor in any situation likely to result in such proceedings.
          (b) Seller 1 owns, or will own as of the Closing Date, all the Target Shares, free and clear of all Encumbrances. As of the Closing Date, the Target Shares will be all of the issued shares of Target and will be validly issued, fully paid and freely transferable.
          (d) Each of the International Sellers validly owns or leases, or will own or lease as of the Closing Date, the Business Assets owned or leased by it.

          5.2. Target and Joint Venture.
          (a) Target is a corporation duly organized, validly existing and in good standing under the laws of France and has full power and authority to own or lease and to operate and use its properties and assets and to carry on the Business as conducted by it.
          (b) The management bodies of each of Target and the Joint Venture have taken all decisions in accordance with applicable Requirements of Laws. More generally, all corporate decisions made by the management bodies of each of Target and the Joint Venture have been made in compliance with applicable Requirements of Laws or their respective by-laws and with any agreements to which Target and the Joint Venture is a party.
          (c) All registers, minutes, books and other accounting and corporate documents of each of Target and the Joint Venture have been properly and regularly maintained, are in the possession of the Target or the Joint Venture, as applicable, and are complete and up-to-date pursuant to the Requirements of Laws.
          (d) Target owns 50% of the issued and outstanding share capital and voting rights of the Joint Venture, controls the Joint Venture in such a way that the results of operation of the Joint Venture have validly been consolidated in the consolidated financial statements of the Sellers’ group, and has no other subsidiary undertaking. The Joint Venture is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Joint Venture has full power and authority to own or lease and to operate and use its properties and assets and to carry on the Business as conducted by it.
          (e) Schedule 5.2(c) sets forth (i) the authorized capital stock of each of Target and the Joint Venture and (ii) indicates the number of issued and outstanding shares of capital stock of each of Target and the Joint Venture. Except as set forth in Schedule 5.2(c), there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of any of Target or the Joint Venture. All of the outstanding shares of capital stock of Target and the shares held by Target in the Joint Venture are validly issued and fully paid.
          (f) None of the Target, the Joint Venture or the International Sellers are or have been insolvent (en état de cessation de paiements) or subject to any safeguard, bankruptcy or insolvency or equivalent proceedings under any applicable Requirements of Laws nor to any proceedings with regard to the prevention or resolution of business difficulties (or any similar actions) nor in any situation likely to result in such proceedings.
          (g) For the avoidance of doubt, the representations and warranties included in this Section 5 shall not cover East Electric System Technology, which is not part of the contemplated transaction; it being however provided, for the avoidance of doubt, that East Electric System Technology, as an Affiliate of the Sellers, shall be bound by any provision of the Agreement that are applicable to any such Affiliates, including in particular the provisions of Sections 8.1 and 8.4 hereafter.

          5.3. Authority; No Conflict.
          (a) Each of Seller 1 and Seller 2 has full power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party. Each International Seller has full power and authority to execute, deliver and perform each Ancillary Agreement to which it is or may be a party. The execution, delivery and performance of this Agreement by each of Seller 1 and Seller 2, and the execution, delivery and performance by Seller 1, Seller 2 and each International Seller, as the case may be, of each Ancillary Agreement to which it is or may be a party, have been duly authorized and approved by all necessary corporate or other action on the part of Seller 1, Seller 2 and each International Seller. The Agreement, the Ancillary Agreements constitute (or will constitute upon execution and delivery) the legal, valid and binding obligations of such Seller or International Seller as the case may be, enforceable against it in accordance with their terms.
          (b) Except as set forth in Schedule 5.3(b), neither the execution and delivery or the performance by each of Sellers of this Agreement or by each of Sellers, International Seller, or Target of any of the Ancillary Agreements will:
     (i) conflict with or result in a breach of any provisions of the charter or by-laws or equivalent constitutional documents of such Seller, International Seller, Target, or Joint Venture;
     (ii) other than as contemplated in this Agreement, require any authorization from any Governmental Body to be obtained by any Seller, any International Seller, Target or the Joint Venture;
     (iii) result in a breach of, or constitute a default, event of default or event creating rights of acceleration, termination or cancellation or a loss of rights under any other instrument or agreement, to which such Seller or International Seller is a party or by which such Seller, International Seller, Target, or Joint Venture is bound;
     (v) cause any loss or reduction of a financial advantage benefiting to any Seller, International Seller (with respect to the Business), Target or Joint Venture (including subsidies, subventions and aids from any Governmental Body);
     (vi) result in a breach of Court Order to which such Seller, International Seller, Target or Joint Venture is subject or by which such Seller, International Seller, Target or Joint Venture is bound; or
     (vii) result in a breach of any Requirements of Laws affecting the Sellers, the International Sellers, the Target or the Joint Venture.
          5.4. Financial Statements.
          (a) Schedule 5.4(a) contains (i) unaudited proforma consolidated balance sheet items of the Business as conducted by Target, the Joint Venture and International Sellers as of December 31, 2006 (the “Balance Sheet”) and the related proforma consolidated statements of income, together with the appropriate notes to such financial statements, for the one year period then ended (together, the “Financial Statements”), and (ii) the unaudited proforma consolidated balance sheet items of the Business as conducted by Target, the Joint Venture, and International Sellers as of December 31, 2005, and the related consolidated statements of income for the one year period then ended (together, the “2005 Financial Statements”). Except as set forth in the notes thereto, the Financial Statements and the 2005 Financial Statements have been prepared in conformity with the Agreed Accounting Principles and the allocation criteria and conventions described in Schedule 5.4(a) hereto, and present fairly, in all material respects, the consolidated financial position and results of operations of the Business, as of their respective dates and for the respective periods covered thereby.
          (b) Schedule 5.4(b) contains unaudited proforma sales and contribution margin for the 4-month period ended as of April 30, 2007 (the “Interim Management Accounts”). Except as set forth in the notes thereto, the Interim Management Accounts have been prepared in conformity with MGE group internal procedures for closing monthly accounts and, in all material respects, with the Agreed Accounting Principles.
          (c) All liabilities of the Business as of December 31, 2006, whether contingent or not, are duly reflected, in all material respects, in the Financial Statements and are provided for or reserved against in the Financial Statements in conformity with the Agreed Accounting Principles and allocation criteria and conventions described in Schedule 5.4(a).
          (d) Except as set forth in Schedule 5.4(d), as of December 31, 2006, none of Target and the Joint Venture have any off balance sheet commitments (engagements hors-bilan) outside the normal course of the business.
          5.5. Operations Since Balance Sheet Date.
          (a) Except as set forth in Schedule 5.5(a), since the Balance Sheet Date until the date hereof, there has been no event, circumstance, damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other event having a Material Adverse Effect.
          (b) Except as set forth in Schedule 5.5(b), since the Balance Sheet Date, the Business has been conducted, in all material respects, in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in Schedule 5.5(b), Target, the Joint Venture and the International Sellers, when applicable, in respect of the Business, have not:
     (i) in respect of Target and the Joint Venture only, increased, redeemed or decreased their share capital, issued any other shares of or made any other amendment to their by-laws;
     (ii) approved a winding-up, merger, split-up, contribution or sale of their respective business as a whole, or of any of their respective divisions (“branche d’activité”);

     (iii) substantially modified or terminated or suffered any substantial modification or termination of any significant business relationships or material agreements relating to the Business other than in the ordinary course of business;
     (iv) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers to any of their Affiliates other than Target, the Joint Venture or the International Sellers), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any assets reflected in the Balance Sheet, except for Permitted Encumbrances;
     (v) cancelled any debts owed to or claims held by the Target, the Joint Venture or any of the International Sellers and relating exclusively to the Business (including the settlement of any claims or litigation) other than in the ordinary course of business;
     (vi) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money in respect of the Business (other than money borrowed or advances from any of their Affiliates in the ordinary course of business consistent with past practice);
     (vii) in respect of Target and the Joint Venture only, made, or agreed to make, any payment of cash or distribution of assets to any of their other Affiliates or made or agreed to make any dividends or similar distribution;
     (viii) in respect of Target and the Joint Venture only, prepared or filed any Tax Return inconsistent, in any material respect, with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent, in any material respect, with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;
     (ix) made any material change in the accounting principles and practices used by Target or the Joint Venture from those applied in the preparation of the Financial Statements for the period then ended;
     (x) instituted any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to employees of the Business, other than in the ordinary course of business;
     (xi) made any capital expenditure with respect to the Business or enter into any contract or commitment therefor, other than capital expenditures or commitments for capital expenditures not exceeding 1.9 million euros; or
     (xii) made any change in the compensation of the employees of the Business, other than changes made in accordance with normal compensation practices and consistent with past compensation practices.
          5.6. Taxes.

          Except as set forth in Schedule 5.6,
          (i) Each of Target and the Joint Venture has respectively filed all Tax Returns which are required to be filed on or prior to the Closing Date, within the prescribed period for filing such Tax Returns and has duly and timely paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable. Target and the Joint Venture have kept all their documents within the required time limit and as required by applicable Requirements of Laws in order to justify the assessment and payment of any Taxes or right or advantage relating to Taxes;
          (ii) All such Tax Returns are complete, true and accurate and have been prepared in compliance with applicable Requirements of Laws and disclose all Taxes required to be paid by Target or the Joint Venture, as applicable. Target and the Joint Venture have kept all necessary documents to justify any amounts declared in such Tax Returns;
          (iii) None of Target or the Joint Venture is currently the beneficiary of any extension of time within which to file any Tax Return;
          (iv) There is no request for information, action, suit, audit, claim, assessment or proceeding pending or proposed or to the Knowledge of the Sellers threatened with respect to Taxes of Target or the Joint Venture, and, to the Knowledge of the Sellers, no basis exists therefor;
          (v) None of Target or the Joint Venture has waived or been requested to waive any statute of limitations in respect of Taxes;
          (vi) All monies required to be withheld by Target or the Joint Venture (including from employees of the Business for income taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Target or the Joint Venture;
          (vii) None of the Business Assets is properly treated as owned by persons other than International Sellers, for income tax purposes;
          (viii) Neither Target, nor the Joint Venture benefits or has benefited from any Tax advantage (including a carry forward or a deferment) or favorable Tax regime in exchange for existing undertakings, obligations or representations by which it is still bound or against an additional Tax burden. Any representation made by the Joint Venture for purpose of benefiting from a favorable Tax regime in China are true and accurate, all formalities related to the benefit of such favorable Tax regime have been duly fulfilled and the activity performed by the Joint Venture qualifies for purpose of such favorable Tax regime;
          (ix) Target shall not incur any Tax or other costs or charges as a result of its exit, further to the transactions contemplated hereby, from the tax sharing agreement to which it belongs, a copy of which is attached hereto as Schedule 5.6(ix);

          (x) None of Buyer, the International Buyers, Target or the Joint Venture will be liable to pay any Tax, lose any Tax advantage or incur any Tax burden as a result of any reorganizations (including those described in Section 7.6) implemented prior to the Closing Date involving the Target, the Joint Venture and the Business Assets.
          5.7. Availability of Business Assets/Real Property.
          (a) Except as set forth in Schedule 5.7(a), the Business Assets and the assets owned or leased by Target and the Joint Venture are free and clear of any Encumbrances (other than Permitted Encumbrances) and constitute all the assets used primarily in the Business, are in good condition (subject to normal wear and tear) and serviceable condition, and are suitable for the uses for which they are intended and, together with the rights and benefits received by Buyer or the International Buyers under the Services Agreements, the Patent License Agreement, the Software License Agreement, and the Trademark License Agreement, constitute all the assets, properties and services necessary to conduct the Business as currently conducted by Target, the Joint Venture and the International Sellers (including for the avoidance of doubt, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, and bills of materials and drawings associated with communication cards related to the Business). No Affiliate of Schneider Electric other than Target, the Joint Venture and International Sellers has been involved in the past two (2) years or is currently involved in the operation of the Business except, for the avoidance of doubt, in connection with the sales of “packages”, which may include Products sold under the MGE trademark.
          (b) Neither Target, nor the Joint Venture owns, or has entered into any agreement the purpose or the effect of which is the acquisition of, any real property. The Joint Venture has a valid lease agreement a copy of which is attached as Schedule 5.7 (b) and there are no disputes in connection therewith.
          (c) The lease identified in Schedule 5.7(b) gives the Joint Venture valid occupational rights on the real property in accordance with its terms.
          (d) There are no circumstances which may result in any liability to Target and the Joint Venture in connection with any real property currently or formerly owned, used, or occupied by it.
          5.8. Governmental Permits.
          (a) Target and the Joint Venture own, hold or possess all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle each of them to own or lease, operate the Business and use their respective assets substantially as currently conducted (collectively, the “Governmental Permits”).
          (b) Except as set forth in Schedule 5.8, (i) Target, the Joint Venture, and the International Sellers with respect to the Business Assets, have fulfilled and performed their obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by Target, the Joint Venture or the International Sellers with respect to the Business Assets, and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect.
          5.9. Intellectual Property Rights.
          (a) Schedule 5.9(a) contains a true and complete list and description (showing in each case the registered or other owner, expiration date and registration or application number, if any) of Patents, Trademarks, Software and applications thereof (other than the trademark MGE UPS Systems, MGE Office Protection Systems or any trademark incorporating the name MGE) relating to the Business as conducted by Target the Joint Venture and the International Sellers. Target, the Joint Venture, and the International Sellers with respect to the Business own or will own on the Closing Date the entire right, title and interest in and to the Patents, Trademarks and applications thereof, free and clear of any Encumbrance other than Permitted Encumbrances, with the exception only of intellectual property rights which are licensed from parties other than Sellers or their Affiliates. Schedule 5.9(a) also defines what (i) Intellectual Property Rights owned or to be owned by Target have been or will be licensed to Seller 2 and its Affiliates under the Patent License Agreement 2 and (ii) Intellectual Property Rights (for the avoidance of doubt, including the Software) owned or to be owned by Seller 2 and its subsidiaries, have been or will be licensed to Target, under the Patent License Agreement and the Software License Agreement.
          (b) Target, the Joint Venture and the International Sellers have a valid right, either as an owner, as a licensee, or as a service recipient pursuant to the Services Agreement, to use all the Intellectual Property Rights they use and do not need any Intellectual Property Rights other than those listed in Schedule 5.9(a) or as made available under the Services Agreement in order to conduct their businesses or develop their activities as currently conducted. Target, the Joint Venture and the International Sellers with respect to the Business own or will own on the Closing Date all the Business related work in progress developed until the Closing Date which is primarily related to the Business, and will hold valid license right to any such work in progress developed until the Closing Date which is related to the Business, but not primarily.
          (c) Except as disclosed in Schedule 5.9(c), (i) all registrations for Patents, Trademarks and applications thereof identified in Schedule 5.9(a) as being owned by Target, the Joint Venture or the International Sellers are valid and in force, and all applications to register any Patent or Trademark so identified are pending and in good standing, (ii) the Patents, Trademarks and applications thereof listed in Schedule 5.9(a) as owned by Target, the Joint Venture and the International Sellers have not been cancelled or abandoned.
          (d) Except as set forth in Schedule 5.9(d), (i) no claim of any infringement, misappropriation, violation or dilution of any Intellectual Property Rights or any such rights of any other Person has been made or asserted in respect of the operations of the Business; (ii) no claim of invalidity of any Intellectual Property Rights owned by Target, the Joint Venture, and the Business Assets and used in connection with the Business has been made by any other Person; and (iii) no proceedings are pending or to the Knowledge of Sellers threatened that challenge the validity, ownership or use of any such Patents, Trademarks and applications thereof used in connection with the Business.

          (f) Operation procedures are in effect to ensure that computer software and hardware back up solutions exist to avoid major disruptions of the Business.
          (g) Target, the Joint Venture or the International Sellers have adequate procedures to ensure internal and external security of the computer hardware, computer software and data, including procedures for preventing unauthorized access, preventing the introduction of a virus and taking and storing on-site back-up copies of the computer software and data.
          5.10. Accounts Receivable.
          (a) All accounts receivable of Target and the Joint Venture, in each case, with respect to the Business and all Business Trade Receivables have arisen from bona fide transactions in the ordinary course of the business.
          (b) To the Knowledge of the Sellers, none of the trade customers of the Business are insolvent, other than as may be reflected in the reserves for doubtful debt of the Financial Statements.
          (c) Except as set forth in Schedule 5.10(c), none of the receivables of Target or the Joint Venture or Business Trade Receivable have been assigned, pledged, factored, securitized, discounted or otherwise transferred as a guarantee or are subject to any Encumbrances or any payment delegation.
          5.11. Employees and Related Agreements.
          (a) Schedule 5.11(a) sets forth a list of each (i) collective bargaining agreement, and (ii) any other benefit plan or collective agreement, commitment, that are applicable to any employee who will be a Transferred Employee.
          (b) All such collective agreements comply with the Requirements of Laws, have been regularly filed, whenever required, are valid and in full force and effect. The Target, the Joint Venture, and the International Sellers with respect to the Business comply and have always complied with and fully performed their obligations under these collective agreements.
          (c) Target, the Joint Venture, and the International Sellers, with respect to the employee benefit plans provided by the Business, have no liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, that remains unsatisfied.
          (d) Schedule 5.11(d)(i) contains a true and complete list of all Transferred Employees as at the date hereof and indicates for each of them, their position and title, the extent to which they work in the Business in case any of such employees is not fully dedicated thereto, term of office, seniority and a description of their compensation details, including the respective current rate of base compensation and list of the bonus plans.
               Schedule 5.11(d)(ii) contains a true and complete list of all employees of the Sellers or their Affiliates, who (x) are involved in the Business as of the date hereof, and (y) following the Closing Date (and except in the event of dismissal or resignation), will be involved in providing the services set forth in the Services Agreement, other than personnel providing ancillary support services, to Target, the Joint Venture, Buyer or International Buyers (the “Services Employees”).
          (e) With respect to periods before the Closing Date, Target, the Joint Venture, and the International Sellers with respect to the Business (i) have accurately and timely made, as were due, all payments and contributions pursuant to applicable Requirements of Laws and collective bargaining agreement on behalf of all of their current and former employees including any wages, salaries, overtime, fringe benefits, social security contributions and other payroll taxes, profit sharing, bonuses, vacation time and vacation premiums, material incentives, stock option, restricted stock and severance payments, and (ii) have observed all requirements for terms of employment and working conditions in accordance with the employment contracts and the Requirements of Laws and collective bargaining agreements, in effect on or before the Closing Date.
          (f) All amounts due to any current or former employees of any of Target, the Joint Venture, and the International Sellers with respect to the Business, for all periods ending on or prior to Closing will have been timely paid in full on or prior to Closing.
          (g) None of the Transferred Employees benefit from any golden parachute or equivalent benefit nor is any of them entitled to any severance payment triggered by this transaction.
          5.12. Employee Relations. Except as set forth in Schedule 5.12(i), Target, the Joint Venture, and the International Sellers have complied in all material respects with all applicable Requirements of Laws and collective bargaining agreements relating to prices, contracts of employment, wages, hours, overtime, discrimination in employment and collective bargaining and to the operation of the Business, including with respect to the Transferred Employees, and, as of the Closing Date, are not liable for any arrears of wages or emoluments or any Taxes or penalties for failure to comply with any of the foregoing.
          None of Target, the Joint Venture, and the International Sellers with respect to the Business Employees have made any undertakings within the context of any redundancy equivalent plan (plan de sauvegarde de l’emploi, or former plan social in France) that has not been performed in full or fully reserved for in the Financial Statements. As of December 31, 2006, none of Target, the Joint Venture, and the International Sellers with respect to the Business Employees shall have any liability towards any of its employees or any former employees nor are liable to make any payment to any of them including by way of damages in excess of the corresponding reserve, if any, which is set forth in the Financial Statements.
          There are no pending or, to the Knowledge of the Sellers, threatened proceedings instituted by any Governmental Body competent for labor laws, social security laws and immigration laws involving any of Target, the Joint Venture, and the International Sellers with respect to Business Employees and any of their respective present or former employees, or any of their respective union or employees’ representatives.

          There is no pending or, to the Knowledge of the Sellers, threatened labor strike, work stoppage or other organized disturbance or disruption involving any of the Transferred Employees.
          5.13. Contracts. Except as identified in Schedule 5.13, none of Target, the Joint Venture or the International Sellers (with respect to the Business Contracts only), is a party to or bound by:
(i) any contract entered into with any proprietary supplier which contains a change of control or equivalent provision or the assignment of which requires consent from the other party;
(ii) any contract entered into with any non proprietary supplier or customer which involve an amount in excess of €75,000 (seventy five thousand euros) per year and which contains a change of control or equivalent provision or the assignment of which requires consent from the other party;
(iii) any contract for the licensing to third parties or development of Intellectual Property Rights other than in the ordinary course of business;
(iv) any contract which contains a non-compete or exclusivity provision;
(v) any subsidies, subventions and aids from any Governmental Body;
(vi) any contract which expressly provides for the joint and several liability of any Target, the Joint Venture, and the International Sellers with respect to the Business, towards a third party;
(vii) any contract which can be terminated only subject to prior notice longer than six months or payment of a contractual penalty or indemnity of any nature whatsoever in excess of €75,000 (seventy five thousand euros);
(viii) any contract with a residual duration of more than twelve months after the Closing Date; or
(ix) any contract involving annual payments by Target, the Joint Venture, or the International Sellers of more than €250,000 (two hundred fifty thousand euros);
(collectively, all agreements identified on Schedule 5.13 pursuant to (i) through (ix) of this Section 5.13 are referred to as “Material Agreements”).
          All Material Agreements entered into by any of Target, the Joint Venture, and the International Sellers with respect to the Business, are valid and in full force and effect and are enforceable. Target, the Joint Venture and the International Sellers (with respect to the Business Contracts), have always complied with all their obligations under the Material Agreements in all material respects.

          Except as set forth in Schedule 5.13, to the Knowledge of the Sellers, there no event or circumstances have occurred (including any event which with notice or lapse or time would constitute a breach or default under such Material Agreements) which would permit the other party to any such Material Agreement to terminate, suspend, accelerate payment, or request late-payment interest, penalties or indemnities of any kind under any Material Agreement.
          5.14. Commercial Relations.
          Schedule 5.14 provides a true and complete list of the suppliers (other than commodities suppliers), customers, distributors, agents or licensees of the Target, the Joint Venture and the International Sellers with respect to the Business, which involve an amount in excess of €75,000 (seventy five thousand euros) per year.
          There are no agreements that may oblige any Target, the Joint Venture, and the International Sellers with respect to the Business, whether immediately or in the future, to accept imposed purchase prices for a term longer than 2 years.
          None of the Sellers or Target, the Joint Venture, and the International Sellers with respect to the Business have been informed in writing that any significant customer or supplier of any of Target, the Joint Venture, and the International Sellers with respect to the Business has decided or intends to cease, reduce or otherwise adversely modify, whether immediately or in the future, its commercial relationship with any Target, the Joint Venture, and the International Sellers with respect to the Business for any reason, including as a result of the contemplated transaction.
          5.15. No Violation or Litigation. Except as set forth in Schedule 5.15:
          (i) none of Target, the Joint Venture, or (with respect to the Business only) the International Sellers currently are, or have been over the past two years subject to any material Court Order with respect to the Business;
          (ii) Target, the Joint Venture and the International Sellers have complied in all material respects with all Requirements of Laws and any applicable Court Orders which are applicable to the Business;
          (iii) there are, nor have been over the past three years, no material lawsuits, claims, suits, proceedings or investigations pending or to the Knowledge of the Sellers threatened against or affecting or involving Target, the Joint Venture, or the International Sellers with respect to the Business.
          Except as set forth in Schedule 5.15, none of Target, the Joint Venture and the International Sellers with respect to the Business are or have been subject to any proceedings which could prevent or delay the consummation or modify the terms of the contemplated transaction.
          No matter or circumstances exist which may give rise to the criminal liability of the Target, the Joint Venture and the International Sellers with respect to the Business.

          5.16. Environmental Matters. Except as set forth in Schedule 5.16:
          (i) the operations by Target, the Joint Venture, and the International Sellers in respect of the Business comply and always complied in all respects with all applicable Environmental Laws. There are no circumstances that may result in liabilities of any of Target, the Joint Venture, and the International Sellers arising under or relating to environmental protection or Environmental Laws;
          (ii) Target, the Joint Venture and the International Sellers have obtained all material environmental, health and safety Governmental Permits necessary for their operation of the Business, and all such Governmental Permits are in good standing and Target, the Joint Venture, and the International Sellers are in compliance with all terms and conditions of such Governmental Permits;
          (iii) no prohibited Contaminant exists or have ever existed on any real property now or in the past owned or occupied by any of the Target, the Joint Venture and the International Sellers with respect to the Business (whether in the buildings, on the ground or underground), and no hazardous wastes of any kind are or have been stored or otherwise released on or from any such real property, where such existence, storage or release was in breach of Environmental Law or may result in any liabilities on Target, the Joint Venture, or the International Buyer;
          (iv) none of Target, the Joint Venture, and the International Sellers with respect to the Business, is subject to any on-going investigation by, order from or agreement with any Person in respect of (x) any Environmental Law, (y) any Remedial Action or (z) any claim of material Losses and Expenses arising from the Release or threatened Release of a Contaminant into the environment;
          (v) none of Target, the Joint Venture, and the International Sellers with respect to the Business, is subject to any Court Order or any judicial or administrative proceeding alleging or addressing a violation of or liability under any Environmental Law;
          (vi) over the past three years, none of Target, the Joint Venture, and the International Sellers, received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant in connection with the operation of the Business; and
          (vii) none of the Products and the premises owned, leased or occupied by Target, the Joint Venture, and the International Sellers, in the past or now, contained or contains asbestos or asbestos-containing material;
          (viii) all Target, the Joint Venture, and the International Sellers with respect to the Business, have at all times in the past sold, transferred, transported or arranged for the transportation, treated for elimination or arranged for the treatment of elimination of Contaminants in compliance with the Environmental Laws.
          5.17. Insurance. Schedule 5.17 sets forth a true and complete list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent three years with respect to each type of coverage) of all insurance policies maintained, owned or held by Sellers with respect to Target, the Joint Venture and by the International Sellers with respect to the Business (the “Insurance Policies”). Sellers and International Sellers shall keep or cause such insurance or comparable insurance to be kept in full force and effect until the Closing Date.
          All premiums due with respect to such Insurance Policies have been paid on time and Target, the Joint Venture have made the adequate provisions for the amount of such premiums due.
          Any incident which might give rise to an indemnification under any of the Insurance Policies have been properly declared and none of the provisions of the Insurance Policies have been breached.
          Except as set forth in Schedule 5.17, there are no outstanding claims under any such Insurance Policies for an individual amount which is greater than €50,000 (fifty thousand euros). Target and the Joint Venture have not suffered any damages nor know of any fact that might give rise to an increase of any insurance premium or deductible as currently applied under the Insurance Policies.
          5.18. Warranties; Product Defects. Schedule 5.18(i) sets forth (i) a specimen copy of the form of written warranties covering Products which have not yet expired (identifying the range of products to which each such warranty applies) and (ii) a summary of the warranty expense. Except as set forth in Schedule 5.18(i), to the Sellers’ Knowledge, none of Target or the Joint Venture have sold Products under a warranty still in force which is more onerous than what is provided for in the general sales terms of respectively the Target or the Joint Venture set forth on such Schedule.
          Except as set forth in Schedule 5.18(i), there are no pending or, to the Knowledge of Sellers, threatened legal or arbitration proceedings against any of Target, the Joint Venture and the International Sellers relating to the quality of the Products sold, distributed, manufactured or delivered by or on behalf of any of the Target, the Joint Venture and the International Sellers. In the past two years, there have been no recalls relating to Products sold, distributed, manufactured or delivered by or on behalf of any of the Target, the Joint Venture and the International Sellers and revealing faults or defects of such Products of a systemic nature.
          None of the Sellers or the Target shall suffer from any epidemic failure in relation to any of the Products manufactured or sold prior to the Closing Date. For purposes of this Section 5.18, epidemic failure shall be defined as 4% failure rate within a product family, as such product families are listed in Schedule 5.18(ii) within a 90, 180 or 360 day rolling window.
          5.19. Inventory
          The inventory of each of Target, the Joint Venture and the International Sellers with respect to the Business is in good condition, of such quality and quantity as appropriate for the conduct by such Target, the Joint Venture and the International Sellers of its activities in the ordinary course of business consistent with past practices. As of the date of the Financial Statements, the inventory of each Target, the Joint Venture, and the International Sellers with respect to the Business is composed of goods that can be used by Target, the Joint Venture, and the International Sellers (as applicable) for their intended purposes or sold by such Target, the Joint Venture, and the International Sellers in the ordinary course of business at a price at least equal to their face value subject to the depreciation provision as recorded in the Financial Statements. Each Target, the Joint Venture, and the International Sellers has valid and marketable title to its inventory, free and clear of any Encumbrances, other than Permitted Encumbrances.
          5.20 Foreign Investments. None of Target, the Joint Venture, and the International Sellers with respect to the Business are involved in any business activity referred to in Article 151-3 of the French Monetary and Financial Code and R.153-2 and seq. of the French Monetary and Financial Code or any other similar laws in any other jurisdictions.
          5.21 Material Adverse Effect. From June 14, 2007 to the Closing Date, there shall have been no event, circumstance, damage, destruction, loss or claim, whether or not covered by insurance or other event having a Material Adverse Effect.
          5.22. No other representations
The Sellers make no representations and warranties to the Buyer and the International Buyers other than as specifically set forth in this Agreement. Particularly, without limiting the generality of the foregoing, the Sellers make no representation and warranty as to: (i) the accuracy or completeness of any projections, business plans, budgets, or other forward looking information provided by the Sellers, their Affiliates or advisors in connection with the Buyer’s investigation of the Business; or (ii) with respect to future relations of the Target, the Buyer or any International Buyer with any customers, suppliers or employees of the Business, unless otherwise expressly provided herein.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
          The Buyer hereby makes the representations and warranties set forth below for the benefit of the Sellers as of the date hereof and as of the Closing Date (or as of such other date as may be expressly provided for in the representation or warranty set forth below).
          6.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.
          6.2. Authority; No Conflict.
          (a) Buyer has full power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party. Each International Buyer has full power and authority to execute, deliver and perform each of the Ancillary Agreements to which it is or will be a party. The execution, delivery and performance of this Agreement by Buyer, and the execution, delivery and performance by Buyer and each International Buyer of the Ancillary Agreements to which it is or will be a party, have been duly authorized and approved by all necessary corporate or other action on the part of Buyer and International Buyers. The Agreement and such Ancillary Agreements constitute (or will constitute upon execution and delivery) the legal, valid and binding agreement of Buyer or such International Buyer, as the case may be, enforceable in accordance with their terms.
          (b) Neither the execution and delivery or the performance by Buyer of this Agreement or by Buyer or any International Buyer of any of the Ancillary Agreements to which it is or will be a party will:
     (i) conflict with or result in a breach of any provisions of the charter or by-laws or equivalent constitutional documents of Buyer, or any International Buyer;
     (ii) result in a material breach of, or constitute a material default, event of default or event creating rights of acceleration, termination or cancellation or a loss of rights under any material instrument or agreement to which Buyer or such International Buyer is a party or by which Buyer or such International Buyer is bound;
     (iii) result in a breach of any Court Order to which Buyer or such International Buyer is subject or by which it is bound;
     (iv) result in a material breach of any Requirements of Laws affecting Buyer or any International Buyer; or
     (v) require the approval, consent, authorization or act of, or the making by Buyer or any International Buyer or any declaration, filing or registration with any Person, except as provided in Schedule 6.2(b).
          6.3. Acknowledgment. The Buyer acknowledges and agrees that in entering into this Agreement it has not relied and is not relying on any warranties, representations, covenants, undertakings, indemnities, promises, forecasts or other statements whatsoever, whether written or oral (from or by the Sellers or any Person acting on their behalf) other than those expressly set out in this Agreement and that it will not have any right or remedy arising out of any warranty, representation, covenant, undertaking, indemnity, promise, forecast or statement not set out in this Agreement or the Ancillary Agreements.
ARTICLE VII
ACTION PRIOR TO THE CLOSING DATE
          The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

          7.1. Notification of Certain Matters. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.
          7.2. Governmental Approvals.
          (a) Buyer will, and will cause International Buyers to act diligently and reasonably in making all required governmental and/or anti-trust filings with a view to obtaining, as promptly as practicable after the date hereof, any consents, approvals or waivers required in connection with the transactions contemplated by this Agreement or any International Purchase Agreement, in form and substance reasonably satisfactory to Sellers. Buyer shall take all steps and actions as may be necessary to obtain each such consent, approval or waiver or eliminate each and every impediment under any anti-trust, competition or trade regulations laws.
          (b) As promptly as practicable after the date hereof, Buyer shall (and shall cause its Affiliates to, if applicable) make all filings, notices, petitions, statements, registrations, submissions of information, application or submissions of other documents required by any Governmental Body in connection with the transactions contemplated hereby, including making any such filings with any Governmental Body pursuant to the Requirements of Laws of any of the jurisdictions listed in Schedule 7.2(b), including the antitrust, competition or similar laws of such jurisdictions. Buyer (in respect of filings made by Buyer) and Sellers (in respect of filings made by Sellers, if any) warrant that all such filings by them or their Affiliates will be, as of the date filed, true and accurate and in accordance with applicable Requirements of Laws. Each of the Sellers and Buyer agrees to make available to the other such information as each of them may reasonably request relative to its and its Affiliates businesses, assets and property (including, the Business) as may be required of each of them to file any additional information requested by any Governmental Body under applicable Requirements of Laws. Each of Buyer and Sellers agree to provide to the other copies of all correspondence between it or its Affiliates (or their advisors) and any such Governmental Body relating to the process of obtaining the Governmental approvals or any of the matters described in this Section 7.2; provided that such correspondence does not contain or reveal confidential information of Buyer, Sellers or their respective Affiliates. Buyer and Sellers agree that, in the event that any such Governmental Body requires that any telephonic call or meeting referred to above be held with representatives of Buyer only, the Sellers’ external legal counsel may however attend such telephonic call or meeting, if the relevant Governmental Body does not object thereto.
          7.3. EC Commitments.
          (a) Without limiting the generality of Section 7.2, the Sellers covenants and agrees:
     (i) to submit this Agreement (including for the avoidance of doubt the name of the Buyer) to the Commission and the Monitoring Trustee for approval by the Commission pursuant to paragraph 14 of the EC Commitments and to use (and to cause each of their applicable Affiliates to use) its commercially reasonable efforts to obtain the approval of the transaction contemplated in this Agreement and comply with the requirements of the EC Commitments as concerns the transactions contemplated hereby, to respond to inquiries and requests from the Commission and the Monitoring Trustee with respect thereto; and
     (ii) to promptly inform the Buyer of the nature of, and disclose to the Buyer the content of (A) any decisions rendered by the Commission, or (B) any material communications, written or oral, that the Sellers (or their Affiliates) receive from the Commission or the Monitoring Trustee, in each case to the extent relevant to this Agreement and/or the consummation of the Closing.
          (b) The Buyer agrees to use (and to cause each of its applicable Affiliates to use) its commercially reasonable efforts to assist the Sellers and their Affiliates in obtaining the Commission’s approval referred to in Section 7.3(a)(i), to respond to inquiries and requests from the Commission and the Monitoring Trustee with respect thereto and to promptly inform the Sellers of any material communications, written or oral, that the Buyer (or its Affiliates) receives from the Commission or the Monitoring Trustee, in each case to the extent relevant to this Agreement and/or the consummation of the Closing.
          (c) In the event that the Commission requires changes to the terms and conditions of this Agreement, the Parties will discuss such requests in good faith and acting reasonably in seeking to agree upon amendments to the terms and conditions hereof that (A) comply with the requirements of the Commission and (B) preserve so far as possible the substance of the transactions contemplated hereby.
          7.4. Operations Prior to the Closing Date.
The Sellers have informed the Monitoring Trustee of the restrictions contained in Section 5.5(b) and, upon request of the Buyer, shall arrange an introductory meeting between Trustee and Buyer.
          7.5. Intra-group arrangements.
          (a) The Sellers and the Buyer agree that the Sellers shall cause all agreements or arrangements, other than the agreements as are set forth in Schedule 7.5(a) (which shall remain in full force and effect after the Closing Date according to their terms and conditions), between entities of the Schneider group, on the one hand, and Target or the Joint Venture on the other hand, pursuant to which an entity of the Schneider group provides, directly or through one or more third parties, services, assistance, maintenance or financing to any of the Target, the Joint Venture, or their employees, to terminate such agreements or arrangements with no liability on Target and the Joint Venture, by no later than the Closing Date.
          (b) In particular, the Buyer acknowledges and agrees that, by the Closing Date, the Target and the Joint Venture shall cease:
     (i) to benefit from any group credit or group guaranteed credit facility;
     (ii) to be covered by the insurance policies listed on Schedule 5.17 hereto;

     (iii) to be parties to cash pooling or other intra-group financing arrangements with entities of the Schneider group (other than the Target); and
     (iv) to be parties to the employee benefit plans provided by the Schneider group.
          (d) Unless otherwise provided in the tax consolidated group exit agreement to be entered into on Closing pursuant to Section 4.4(g), the Sellers further undertake that any amount owed to, or by, Target, the Joint Venture, by, or to, any entity of Schneider group (other than Target or the Joint Venture) shall be repaid in full, by the Closing Date to, respectively, Target, the Joint Venture, or any such entity of Schneider group.
          7.6. Pre-closing Restructuring
The Sellers shall take and cause Target and the International Sellers to take, on or prior to the Closing Date, the actions set forth in Schedule 7.6 in connection with the carve-out of the Business from the Schneider group.
The Parties agree to cooperate and to diligently proceed with any actions required and more generally to do whatever is or would be necessary, to ensure the implementation of such restructuring. Each of the parties shall keep the other parties reasonably informed of the status of the implementation of such restructuring.
          7.7. Records
From the date hereof to the Closing Date, the Sellers will give and cause Target, the Joint Venture and the International Sellers to give, to the Buyer and its advisors reasonable access (including the right to make copies and solicit staff assistance), during normal business hours, to the records relating to the Target, the Joint Venture and International Sellers with respect to the Business.
ARTICLE VIII
ADDITIONAL AGREEMENTS
          8.1. Covenant Not to Compete or Solicit Business.
In furtherance of the sale of the Shares and Business Assets to Buyer and International Buyers hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Business so sold, each of the Sellers covenants and agrees that:
     (i) for a period ending on the tenth anniversary of the Closing Date, none of Sellers or any of their Affiliates, will directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise), use the trademark “MGE UPS Systems” (or any other trademark incorporating the name “MGE”) to develop, manage, operate, control, service, participate or consult in or otherwise carry on, a business of marketing 0 to 10 kva UPS products and surge suppressors;

     (ii) for a period ending on the third anniversary of the Closing Date, none of Sellers or any of their Affiliates will, directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise), service or provide any consulting services to any of the customers of the Target, the Joint Venture, or the International Buyers in relation to Products of the Business any such customers may have purchased from any of them;
     (iii) except as otherwise agreed in writing between the Parties, for a period ending on the third anniversary of the Closing Date, none of Sellers or any of their Affiliates will, employ or offer employment to (A) any person who is employed by Target or the Joint Venture on the Closing Date; (B) any person who becomes an employee of an International Buyer as a result of the transactions contemplated by this Agreement; (C) any person who during the six-month period prior to the Closing Date was, and no longer is on such Closing Date, an employee of a Seller or any of Affiliate thereof who was mainly dedicated to the Business; or (D) any person who is at any time during the three-year period after Closing employed by the Buyer, Target, the Joint Venture, or an International Buyer (in connection with the Business);
For a period ending on the first anniversary of the Closing Date, none of the Buyer, International Buyer, Target (including the Joint Venture), or any of their respective subsidiaries may employ or offer employment to any employee of the Sellers or their respective subsidiaries, except where any such employee responds to a general employment solicitation or approaches any of Buyer, International Buyer, Target (including the Joint Venture), or any of their respective subsidiaries, without inducement by or on their behalf.
For the avoidance of doubt, nothing set forth in this Section 8.1 shall:
     (i) prohibit Sellers or their respective Affiliates from continuing their ownership, management, operation or control of, participation in, employment by or consultation with, and business relationships in relation with UPS products and systems (A) for UPS products from 0 to 10 kva, under any trademark, other than the trademark “MGE UPS Systems” and any other trademark incorporating the name MGE, and (B) for all UPS products above 10 kva, under any trademark, including the trademark “MGE UPS Systems” or any other trademark incorporating the name MGE; or
     (ii) prohibit Buyer or any of its Affiliates from employing or offering employment to any of the Services Employees.
          8.2. Change in Corporate Name
It is expressly agreed that the Buyer and the International Buyers are not purchasing, acquiring or otherwise obtaining any right, title or interest in the name “MGE”, in any trade names, identifying logos or service marks related thereto or containing the words “MGE” or any part or variation of any of the foregoing or any similar trade name, trademark or logo, other than the trademark MGE Office Protection System (collectively, the “MGE Trademarks and Logos”). The Buyer acknowledges and agrees that neither it nor any of its Affiliates (including the International Buyers) shall be entitled to use the MGE Trademarks and Logos from and after the

Closing Date except as expressly authorized under the Trademark License Agreement and that, as of the Closing Date, the corporate name and trade name of Target shall be modified, to the extent necessary, to remove any reference to such MGE Trademarks and Logos. The Buyer shall procure that, except as expressly authorized under the Trademark License Agreement within 60 days after the Closing Date, the MGE Trademarks and Logos shall cease to appear in all materials owned by the Target, the Buyer or the International Buyer, including, without limitation, any vehicle, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.
          8.3. Tax Matters
          (a) The Sellers shall be responsible for the preparation and filing of all Tax Returns of Target and the Joint Venture required to be filed prior to the Closing Date. The International Sellers shall be responsible for the preparation and filing of all Tax Returns relating to the Business Assets, which are required to be filed prior to the Closing Date. The Sellers or International Sellers as applicable shall make or cause to be made all payments required with respect to any such Tax Returns.
          (b) The Buyer or International Buyers as applicable shall be responsible for the preparation and filing of all Tax Returns of Target and the Joint Venture and those relating to the Business for any period beginning before the Closing Date and ending after the Closing Date. The Buyer shall make or cause to be made all payments required with respect to any such Tax Returns. The Sellers shall promptly reimburse the Buyer for the amount of any such Taxes paid by the Buyer or any relevant Affiliate to the extent such Taxes are Taxes attributable (as determined under Section 8.3(d)) to Target, the Business Assets or the operations of the Business for periods or portions thereof ending on or before the Closing Date, provided, however, that the Sellers shall not be required to reimburse the Buyer for such Taxes if, and to the extent that, they have been included or taken into account in the calculation of the Final Cash/Debt Balance or the Final Working Capital.
          (c) The Sellers shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement (including the Pre-closing Restructurings referred to in Section 7.6).
          (d) In the case of any period that includes, but does not end on, the Closing Date, Taxes attributable to the portion of the period ending on the Closing Date shall be determined as follows: (A) real, personal and intangible property Taxes of Target or the Joint Venture or that relate to the Business Assets for the portion of the period ending on the Closing Date shall equal the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of the period ending as of the Effective Time and the denominator of which is the total number of days in the period; and (B) any other Taxes for the portion of the period ending on the Closing Date shall be computed as if the period ended as of the Effective Time.

          (e) The Sellers shall be entitled to any refunds (including, without limitation, any interest paid thereon) or credits of Taxes with respect to the Business Assets or the operations of Business attributable to taxable periods or portions thereof ending on or before the Closing Date. The Buyer shall promptly forward to or reimburse the Sellers for any such refunds (including, without limitation, any interest paid thereon) or credits due to the Sellers after receipt thereof. However, if, following a reimbursement of refund or credit of Tax to the Sellers such refund or credit of Taxes is required to be relinquished or surrendered or the Buyer and/or its Affiliates suffers an adverse Tax consequence as a result of that reimbursement, the Seller shall, on demand, return the proportion of the reimbursement which will compensate the relinquishment, surrender or adverse Tax consequence.
          (f) The Buyer and/or its Affiliates, as the case may be, shall be entitled to any refunds (including, without limitation, any interest paid thereon) or credits of Taxes with respect to the Business Assets or the operations of Business attributable to taxable periods, or portions thereof, beginning after the Closing Date. The Sellers shall promptly forward to the Buyer or its relevant Affiliate or reimburse the Buyer or its relevant Affiliate for any such refunds (including, without limitation, any interest paid thereon) or credits due to the Buyer or relevant Affiliate after receipt thereof. However, if, following a reimbursement of refund or credit of Tax to the Buyer or relevant Affiliate, such refund or credit of Taxes is required to be relinquished or surrendered by the Sellers or said Seller suffers an adverse Tax consequence as a result of that reimbursement, the Buyer or relevant Affiliate shall, on demand, return the proportion of the reimbursement which will compensate the relinquishment, surrender or adverse Tax consequence.
          (g) The Buyer and the Sellers and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing in a timely manner any information within a Party’s possession or subject to that Party’s control as may be reasonably requested by the Party filing such Tax Returns. Such cooperation and information also shall include, but not be limited to, providing access to employees or the provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing authority which relate to the Business Assets or the Business. The Buyer and the Sellers and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.
          (h) The tax sharing agreement between Target and Seller 1 shall be terminated prior to the Closing Date and, after the Closing Date, the Buyer and its Affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.
          8.4 No liabilities or rights in connection with the other businesses (UPS above 10kva and related services) conducted by or assets previously owned by Target, the Joint Venture or the International Sellers.
          (a) Except as defined in Schedule 8.4, Sellers covenant that neither Target, the Joint Venture, nor the Buyer or the International Buyers as a result of the acquisition of the

Business Assets shall have or assume any liability, cost or expense whatsoever, including in relation with any claim made by third parties, in connection with the uninterruptible power systems business above 10kva or any other business other than the Business previously conducted by Target or conducted by the International Sellers. Buyer acknowledges that it is not hereby acquiring any rights in connection with the Sellers’ and their Affiliates’ uninterruptible power systems business above 10kva or any other business other than the Business.
          (b) In addition, during a 18-month period following the Closing, none of the Seller nor any of its Affiliates shall :
(i)	launch or cause to be launched any marketing or advertising campaign which will refer to the Products or characteristics thereof and the purpose or effect of which will be to compare such Products or characteristics thereof with products manufactured or distributed by the Seller or any of its Affiliates or characteristics thereof, or launch or cause to be launched any commercial campaign or initiative specifically focusing on, and with a view to specifically reducing sales of, the Products;

(ii)	use in connection with their own 0-10 Kva products, designs confusingly similar or identical to the current designs of the Products; or

(iii)	use any right it may have or generally do anything the purpose or effect of which shall be to prohibit or refrain in any way any third party currently supporting the Business (including for example any supplier or consultant) from continuing to do so after the Closing.
          Similarly, none of the Buyer or any of its Affiliates shall launch or cause to be launched any marketing or advertising campaign which will refer to the 0 to 10 kva products of APC or any of its Affiliates, or characteristics thereof, and the purpose or effect of which will be to compare such products or characteristics thereof with the Products or characteristics thereof, or launch or cause to be launched any commercial campaign or initiative specifically focusing on, and with a view to specifically reducing sales of, such products.
          (c) Any claim by the Buyer or any of its Affiliates relating to the covenants contained in this Section 8.4 or to the uninterruptible power systems business above 10 kva or any business other than the Business previously conducted by Target, the Joint Venture or the International Sellers shall be dealt with in accordance with the provisions of Article 11.
          8.5 Repayment of amounts due to the Schneider group
          Buyer shall cause any amount owed by Target and the Joint Venture to any entity of the Schneider group (other than Target and the Joint Venture) to be repaid in full to such entities of the Schneider group, to the extent such amount was not repaid in full on Closing, provided that such amount was included in the Adjustment Amount.

          8.6 Shared Contracts
          (a) Shared Contracts to which any of the International Sellers is a party as of the date hereof
          (i) The Parties hereby acknowledge that some of the International Sellers are party to Shared Contracts and that unless relevant third party consents are obtained prior to the Closing Date (as described under section (ii) below) such Shared Contracts will, on the Closing Date, either (x) remain entirely with the relevant International Sellers, or (y) be entirely transferred to an International Buyer.
          (ii) Considering the foregoing, the Sellers will, and will cause the International Sellers to, use their commercially reasonable efforts to cause such Shared Contracts to be replaced, prior to or on the Closing Date with two separate contracts, which shall (x) respectively, deal exclusively with the Business (the “Business Replacement Contract”), and all business other than the Business (the “Other Replacement Contract”), and (y) have substantially the same terms as the Shared Contracts being replaced. The Buyer shall, and shall cause the International Buyers to, cooperate and provide the Sellers with all necessary assistance in effecting such separation of the Shared Contracts prior to the Closing (with no obligation on the part of the relevant International Buyer to pay any third party costs or fees with respect to such assistance);
          (iii) For the avoidance of doubt, in the event that any such Shared Contract is replaced in accordance with clause (ii) prior to the Closing Date, the Business Replacement Contract shall be deemed to be a Business Contract, while the Other Replacement Contract shall be excluded from the definition of Business Contracts.
          (iv) If Sellers are not able to separate a Shared Contract in accordance with clause (ii) at or prior to Closing Date, then the Shared Contract Party (as defined below) shall use commercially reasonable efforts to cause such Shared Contract to be replaced with a Business Replacement Contract and an Other Replacement Contract as soon as reasonably practicable after the Closing Date, provided that the other Party hereto (the “Other Party”) shall (x) provide the Shared Party Contract with all necessary assistance in effecting such separation and (y) shall be afforded with a reasonably opportunity to participate in the relevant negotiations and to approve the replacement contracts (such approval not to be unreasonably withheld or delayed).
          (v) From the Closing Date and for so long as any Shared Contract referred to in Clause (iv) above shall be in effect, then, to the extent permissible under such Shared Contract:
(x)	the Other Party shall, directly or through its subsidiaries, act as sub-contractor to the Shared Contract Party and, in particular, shall perform all of the obligations set forth in the Shared Contract and relating to the Non Core Business of the Shared Contract Party;

(y)	the Shared Contract Party shall, in respect of portions of the Shared Contract relating to its Non Core Business, act as agent for and on behalf of the Other Party and, in particular, (i) at the Other Party’s reasonable request, shall enforce any such Other Party’s rights under such Shared Contract; and (ii) shall transfer to the Other Party any monies, goods or other benefits actually received by such Shared Contract Party and attributable to the performance of the Shared Contract, insofar as it relates to its Non Core Business; and

(c)	The Other Party shall pay and discharge any liabilities arising as a result of its actions (or the actions of its subsidiaries) pursuant to this Section 8.6 (including under applicable product warranty and/or product liability), with the exception of any liability that may result from the Shared Contract Party failing to comply with the terms and conditions of the Shared Contracts.
For purposes of this Section 8.6(a), “Shared Contract Party” shall mean (i) Buyer in respect of Shared Contracts referred to in Section 8.6(a)(i) above that have been transferred to a subsidiary of the Buyer at Closing, if any, and (ii) Sellers in respect of all other Shared Contracts.
For purposes of this Section 8.6(a), “Non Core Business” shall mean, (i) in respect of Buyer and its Affiliates, any business conducted by the Sellers or their subsidiaries other than the Business, and (ii) in respect of Sellers and their Affiliates, the Business.
          (b) Shared Contracts to which Target is a party as of the date hereof
          (i) The Parties hereby acknowledge that Target is party to certain Shared Contracts and that unless relevant third party consents (as described under section (ii) below) are obtained in connection with the pre-closing restructuring referred to under Section 7.6, such Shared Contracts will, on the Closing Date, either (x) remain entirely with Target, or (y) be entirely transferred to Seller 2.
          (ii) Considering the foregoing, the Sellers will, and will cause Target to, use their commercially reasonable efforts to cause such Shared Contracts to be replaced, prior to the Closing Date with a Business Replacement Contract and an Other Replacement Contract, having substantially the same terms as the Shared Contract being replaced. The Buyer shall cooperate and provide the Sellers with all necessary assistance in effecting such separation of the Shared Contracts prior to the Closing (with no obligation on the part of the Buyer to pay any third party costs or fees with respect to such assistance).
          (iii) If Sellers are not able to separate a Shared Contract in accordance with clause (ii) at or prior to the Closing Date, then the Shared Contract Party (as defined below) shall use commercially reasonable efforts to cause such Shared Contract to be replaced with a Business Replacement Contract and an Other Replacement Contract as soon as reasonably practicable after the Closing Date, provided that the Other Party shall (x) provide the Shared Party Contract with all necessary assistance in effecting such separation and (y) shall be afforded with a reasonably opportunity to participate in the relevant negotiations and to approve the replacement contracts (such approval not to be unreasonably withheld or delayed).
          (iv) From the Closing Date and for so long as any Shared Contract referred to in Clause (iii) above shall be in effect, then, to the extent permissible under such Shared Contract:

(x)	the Other Party shall, directly or through its subsidiaries, act as sub-contractor to the Shared Contract Party and, in particular, shall perform all of the obligations set forth in the Shared Contract and relating to the Non Core Business of the Shared Contract Party;

(y)	the Shared Contract Party shall, in respect of portions of the Shared Contract relating to its Non Core Business, act as agent for and on behalf of the Other Party and, in particular, (i) at the Other Party’s reasonable request, shall enforce any such Other Party’s rights under such Shared Contract; and (ii) shall transfer to the Other Party any monies, goods or other benefits actually received by the Shared Contract Party and attributable to the performance of the Shared Contract, insofar as it relates to the Non Core Business of the Share Contract Party; and

(c)	The Other Party shall pay and discharge any liabilities arising as a result of its actions (or the actions of its subsidiaries) pursuant to this Section 8.6 (including under applicable product warranty and/or product liability), with the exception of any liability that may result from the Share Contract Party failing to comply with the terms and conditions of the Shared Contracts.
For purposes of this Section 8.6(b), “Shared Contract Party” shall mean (i) Target in respect of Shared Contracts referred to in Section 8.6(b)(i) above that have not been transferred to Seller 2 prior to Closing, if any, and (ii)] Seller 2 in respect of all other Shared Contracts.
For purposes of this Section 8.6(b), “Non Core Business” shall mean, (i) in respect of Buyer and its Affiliates, any business conducted by the Sellers or their subsidiaries other than the Business, and (ii) in respect of Sellers and their Affiliates, the Business.
          8.7 Business Contracts
          Insofar as any consent or approval of a third party is required to assign any Business Contracts to the International Buyers, but such consent or approval has not been obtained at or prior to the Closing Date (such Business Contract, a “Relevant Contract”), then:
          (a) this Agreement will not constitute an assignment or attempted assignment of the Relevant Contract unless and until such consent or approval is no longer required or has been obtained; and
          (b) Sellers will, and will cause the relevant International Sellers to, and Buyer will, and will cause the relevant International Buyers to, co-operate and use their best efforts to obtain such consent or approval, in each case on terms satisfactory to Buyer or the relevant International Buyer (acting reasonably) as soon as possible after Closing.
          (c) From the Closing Date and for so long as any Relevant Contract shall be in effect, to the extent permissible under such Relevant Contract:

(x)	Buyer shall cause the relevant International Buyers to, act as sub-contractor of the relevant International Sellers, and in particular, perform all the obligations set forth in such Relevant Contract arising after the Effective Time and relating to the Business;

(y)	Sellers shall cause the relevant International Sellers to act as agent for and on behalf of the International Buyers, and in particular to (i) at the International Buyer’s reasonable request, enforce any such International Buyer’s rights under such Relevant Contract, and (ii) transfer to the relevant International Buyer any monies, goods or other benefits actually received by Sellers and attributable to the performance of the Transferred Contract insofar as it relates to the Business; and

(z)	Buyer shall cause the relevant International Buyers to pay and discharge any liabilities arising as a result their actions pursuant to this Section 8.7 (including under applicable product warranty and/or product liability), with the exception of any liability that may arise from the International Sellers failing to comply with the terms and conditions of the Relevant Contracts.
          8.9 Website
          The parties hereby acknowledge that, upon completion of the transactions contemplated by Section 7.6, although Seller 2 will be the registered owner of the MGE UPS Systems website, Target will own the content thereof to the extent such content relates to the Business or the Products. Promptly upon the completion of such transactions, Seller 2 will make available to Target the contents of such website relating to the Business or the Products.
          In addition, the Sellers shall use reasonable efforts after Closing to assist the Buyer and cooperate with the Buyer’s effort to replicate the applications of the MGE UPS Systems website relating to the Business and the Products, including for the avoidance of doubt any transitional measures that may be required to organize such transfer and to continue operations of the website for the Business until Buyer’s website is operational.
          8.10 Insurance
          Between the date hereof and the Closing Date, Buyer shall purchase a tail coverage under the existing Insurance Policies covering the Target, the Joint Venture in order to be covered for events with a cause or origin prior to the Closing Date, whether known or unknown at such date.
          Between the date hereof and the Closing Date, the Sellers and the International Sellers shall use their best efforts to assist and cooperate with the Buyer in doing all things necessary, proper or advisable to obtain such tail coverage under the existing Insurance Policies covering the Target and the Joint Venture.

          8.11 Information Technology Systems
          Sellers covenant and agree that they shall reimburse the Buyer for all reasonable out-of-pocket costs incurred by the Target or the International Buyers after the Closing Date and resulting directly from the implementation of the Navision system for purposes of supporting the operations of the Business (the “Navision Costs”) to the extent that such Navision Costs do not exceed 1 million euros, and 50% of the total amount of all Navision Costs in excess of 1 million euros, for so long as such excess amount does not exceed 1 million euros.
          8.12 TPL License
          Although the Sellers believe that the patents covered by the current license agreement, dated as of December 18, 2006, between Technology Properties Limited (“TPL”) and Schneider Electric Industries SAS (the “License Agreement”) do not concern the Products, the Sellers hereby undertake to obtain confirmation from TPL (whether by reason of an amendment to the existing License Agreement or otherwise) that Eaton Corporation will continue to benefit, after the Closing Date, in relation to the Business, from the terms and conditions of the License Agreement on a royalty free basis, irrespective of the production level of permitted beneficiaries originated by existing Products.
ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
          The obligations of Buyer to consummate the transactions contemplated by this Agreement shall, at the option of Buyer, be subject to the satisfaction or waiver in writing by the Buyer on or prior to the Closing Date, of the following conditions:
          9.1. Necessary Governmental Approvals. All filings required to be made under the antitrust, competition or similar laws of the jurisdictions listed in Schedule 7.2(b) shall have been made and the parties shall have received all approvals and all actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, or otherwise required to be obtained prior to the Closing by applicable Requirements of Laws or, whenever applicable all waiting periods thereunder shall have expired or been terminated, and no action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.
          9.2. Transactions Under International Purchase Agreements. All conditions precedent to the purchase and sale of the Business Assets contemplated by the International Purchase Agreements shall have been satisfied or waived as permitted thereby.
          9.3. Pre-Closing Restructuring. The pre-closing restructuring referred to in Section 7.6 of this Agreement shall have been completed.

ARTICLE X
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS
          The obligations of Sellers to consummate the transactions contemplated by this Agreement shall, at the option of Sellers, be subject to the satisfaction, or waiver in writing by the Sellers on or prior to the Closing Date, of the following conditions:
          10.1. Necessary Governmental Approvals. All filings required to be made under the antitrust, competition or similar laws of the jurisdictions listed in Schedule 7.2(b) shall have been made and the parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, or otherwise required to be obtained prior to the Closing by applicable Requirements of Laws or, whenever applicable all waiting periods thereunder shall have expired or been terminated, and no action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.
          10.2. Transactions Under International Purchase Agreements. All conditions precedent to the purchase and sale of the Business Assets contemplated by the International Purchase Agreements shall have been satisfied or waived as permitted thereby.
          10.3. Pre-Closing Restructuring. The pre-closing restructuring referred to in Section 7.6 of this Agreement shall have been completed.
ARTICLE XI
INDEMNIFICATION
          11.1. Indemnification by Sellers.
          (a) The Sellers hereby jointly and severally undertake to indemnify the Buyer, the International Buyers, the Target, the Joint Venture, or any of their Affiliates, from and against any and all Losses and Expenses incurred by any such Buyer, International Buyers, Joint Venture, Target, or International Buyer or Affiliates in connection with or arising from:
     (i) any breach of any covenant or warranty or the inaccuracy of any representation of Sellers contained or referred to in this Agreement or in any certificate delivered by or on behalf of any of the Sellers pursuant hereto;
     (ii) any matters in respect of the business or assets of Target or the Joint Venture not relating to, or forming part of, the Business as set forth in Section 8.4;

          (b) Notwithstanding any provision to the contrary in this Agreement and in addition to the obligations provided under Section 11.1(a), the Sellers hereby jointly and severally agree to indemnify the Buyer, the International Buyers, the Target, the Joint Venture, or any of their Affiliates, from and against:
     (i) any Loss or Expense incurred by any such Buyer, International Buyers, Joint Venture, Target or Affiliates, in connection with or arising from any breach of Section 5.6;
     (ii) any Loss or Expense in connection with any environmental liability incurred by Target or the Joint Venture, which arises out of activities carried out prior to the Closing Date, other than the Business, including any liability arising from any former location or facility;
     (iii) any Loss or Expense, including any Tax liability incurred by the Buyer, Target, the Joint Venture, the International Buyers with respect to the Business, or Affiliates, arising as a result of the restructurings described in Schedule 7.6;
     (iv) any Loss or Expense incurred by Target, the Joint Venture, and the International Buyers for employing or terminating any individual that was not listed in Schedule B, Schedule E and Schedule F as a Transferred Employee, unless Target, the Joint Venture, the Buyer or any International Buyer made an offer for employment to such individual;
     (v) any Loss or Expense incurred by the Target or the Joint Venture with respect to (i) any guarantees issued by the Target or the Joint Venture to secure obligations of third parties, other than the International Sellers with respect to the Business, or (ii) any other off balance sheet commitments of the Target or the Joint Venture outside the normal course of business;
     (vi) any Loss or Expense incurred by any such International Buyers, Joint Venture or, Target, in connection with or arising from the patent dispute described in Schedule 5.9(d).
provided, however, that:
          (c) Other than in respect of a breach of any covenant set forth in this Agreement, or of the representations and warranties set forth in Sections 5.1 and 5.2 hereof, the Sellers shall not have any liability under Section 11.1(a) and (b):
     (i) with respect to any individual claim (or group of related claims) of less than 75,000 Euros (seventy five thousand Euros) (the “De Minimis Threshold”), provided, however, that the De Minimis Threshold shall not apply to indemnification obligations of the Sellers under Sections 11.1(a)(ii), 11.1(b)(ii), 11.1(b)(iii), 11.1(b)(iv) and 11.1(b)(v), and further provided that for purposes of this Section 11.1(c)(i), an individual claim with respect to Section 11.1(b)(i) and Section 11.1(a)(i) shall be the aggregate of all Tax assessments arising from the same tax audit.

     (ii) unless and until the total amount of Losses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the breach of any representations and warranties exceeds, in the aggregate, 3,000,000 Euros (three million Euros) (the “Deductible”), disregarding any individual claim that does not exceed the De Minimis Threshold and then only to the extent that such Losses exceed the Deductible, provided, however, that the Deductible shall not apply to indemnification obligations of the Sellers under Sections 11.1(a)(ii), 11.1(b)(i), 11.1(b)(ii), 11.1(b)(iii), 11.1(b)(iv) and 11.1(b)(v);
     (iii) with respect to any Losses exceeding in the aggregate 20% of the Final Purchase Price, provided, however, that in respect of Claims Notices received after the expiration of an 18-month period following the Closing Date, the Sellers shall have no liability for any Losses in excess of 15% of the Final Purchase Price (the “Cap”), and provided further that (x) the Cap shall not apply to indemnification obligations of the Sellers under Section 11.1(a)(ii) and Section 11.1(b) and (y) claims based upon a breach of Section 5.21,which taken together with all damages owed by the Sellers pursuant to this Agreement (other than pursuant to Section 11.1(b)), shall be limited to the Final Purchase Price.
          (d) The indemnification provided for in Section 11.1(a) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by the Buyer under Sections 11.1(a) and (b) thereafter), except that the indemnification by Sellers shall continue as to:
     (i) the representations and warranties set forth in Section 5.1 and 5.2, which shall terminate ten (10) years after the Closing Date;
     (ii) the representations and warranties set forth in Section 5.6 and the covenants set forth in Section 8.3 which shall terminate upon expiry of the applicable statute of limitations;
     (iii) the representations and warranties set forth in Section 5.16 which shall terminate five years after the Closing Date;
     (iv) the covenants set forth in Section 8.1 in this Agreement, which shall be time barred one year after the end of the relevant time periods referred to in Section 8.1;
     (v) the covenants set forth in Sections 7.4, 7.5, 7.6 and 7.7 in this Agreement, which shall be time barred one year after the Closing Date;
     (vi) the obligations of the Sellers under Section 11.1(a)(ii) and Section 11.1(b) of this Agreement, which shall terminate upon expiry of the applicable statute of limitations;
     (vii) any Loss or Expense of which the Buyer has notified the Sellers in accordance with the requirements of Section 11.3 on or prior to the date on which such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of the Sellers shall continue until the liability of the Sellers shall have been determined pursuant to this Article XI, and the Sellers shall have reimbursed the Buyer for the full amount of such Loss and Expense subject to and in accordance with this Article XI.
          11.2. Indemnification by Buyer.
          (a) The Buyer agrees to indemnify and hold harmless each Seller from and against any and all Losses and Expenses incurred by such Seller or an International Seller in connection with or arising from:
     (i) any breach of any warranty or the inaccuracy of any representation of the Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of the Buyer pursuant hereto;
     (ii) any breach by Buyer of any of its covenants or agreements, or any failure by Buyer to perform any of its obligations under this Agreement;
     (iii) the Business Liabilities;
provided, however, that Buyer shall not be required to indemnify and hold harmless under Section 11.2(a)(i) with respect to Losses and Expenses incurred by the Sellers or International Sellers unless and until the aggregate amount of such Losses and Expenses subject to indemnification by the Buyer exceeds €75,000 and only to the extent that such Losses and Expenses exceed this amount of €75,000 (and for the avoidance of doubt this provision shall in no way limit the indemnification set forth in clause (ii) or (iii) of this Section 11.2(a));
     (b) The indemnification provided for in Section 11.2(a) shall terminate eighteen months after the Closing Date (and no claims shall be made by the Sellers under Section 11.3(a) thereafter), except that the indemnification by Buyer shall continue as to:
     (i) the obligations of Buyer under Section 11.2(a)(iii), which shall terminate upon expiry of the applicable statute of limitations;
     (ii) the covenants in this Agreement as to which a time period is specified, which shall survive one year after the end of the relevant time periods in accordance with their terms;
     (iii) the covenants in this Agreement as to which no time period is specified, which shall be time barred one year after the Closing Date;
     (iv) any Loss or Expense of which a Seller has notified Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed all Sellers and International Sellers for the full amount of such Loss and Expense in accordance with this Article XI.

          11.3. Notice of Claims.
          (a) The party (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable details the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount or estimated amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any pending or threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought (each such action or suit being a “Third Person Claim”) shall be given promptly after the action or suit is commenced and, in any event, not later than 30 Business Days thereafter.
          (b) Failure by the Buyer to comply with the provisions of Section 11.3(a) above shall have no consequence on the ability of Buyer to make a claim and shall be sanctioned solely by the payment of damages to the Sellers (or, if applicable, the reduction of Sellers’ indemnification obligation by the amount of such damages), insofar as the latter are able to prove that such delay adversely affected their defense, and then only in proportion to the amount of the prejudice thus established.
          (c) After the delivery of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final arbitration award in accordance with the provisions of Section 13.13, or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.
          (d) Notwithstanding anything to the contrary herein, to the extent that any breach of any representations and warranties or covenants contained herein is capable of remedy, the Indemnified Party shall afford the Indemnitor a reasonable opportunity to remedy the breach to the extent such remedy does not create significant disruption to the Business. Such remedy shall be implemented promptly after the Indemnitor is given the opportunity to remedy, in any event, not later than 20 Business Days thereafter.
          11.4. Third Person Claims.
          (a) In the event that any legal proceedings shall be instituted or any written claim or demand (“Claim”) shall be asserted or threatened by any Person in respect of which payment may be sought under Section 11.1 (regardless of the De Minimis Threshold, the Deductible or the Cap referred to above), the Indemnified Party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnitor. Such notice shall, to the extent practicable, (i) identify specifically the basis under which indemnification is sought pursuant to Section 11.1,

(ii) identify the provision(s) of this Agreement applicable to, and upon which such indemnification claim is based and the facts surrounding the alleged breach or non-compliance by the Indemnitor of such provision(s), and (iii) enclose true and correct copies of any written document furnished to the Indemnified Party by the Person that instituted the Claim.
          (b) Unless otherwise provided in the tax consolidated group exit agreement to be entered into on Closing pursuant to Section 4.4(g), the Sellers may, at their own expense, elect to take exclusive control of the defense, negotiation and settlement of any Claim which relates to Losses indemnified hereunder, if:
     (i) such Claim is asserted or threatened by a Person who is a customer of the Sellers or their Affiliates (whether or not such Person is also a customer of the Business),
     (ii) such Claim is asserted or threatened by a Person who is not a customer of the Business (whether or not such Person is a customer of the Sellers or their Affiliates), or
     (iii) such Claim does not relate to the Business.
          (c) If the Sellers elect to take exclusive control of the defense of any Claim referred to under Section 11.4(b):
     (i) the Sellers shall notify the Buyer of their intent to defend such Claim within 25 days following receipt of the Claim Notice and such notification shall be deemed to constitute an admission of liability of the Sellers for the purposes of this Agreement, should the third party succeed;
     (ii) the Sellers shall keep the Buyer apprised of the status of the defense of such Claim and furnish the Buyer with all documents and information that the Buyer shall reasonably request in connection therewith; and
     (iii) the Buyer shall provide the Sellers with reasonable access to all relevant documents, books, records and personnel of the Buyer and its relevant subsidiaries as the Sellers may reasonably request for the purpose of investigating the Claim, provided, however, that such investigation and examination shall be during regular business hours and under reasonable circumstances.

          (d) In respect of any Claim other than the Claims referred to in Section 11.4(b) or if the Sellers elect not to defend against or otherwise deal with a Claim referred to in Section 11.4(b), the Buyer shall defend or otherwise deal with such Claim in the best interest of the Business; provided, however, that if the Buyer defends any such Claim under such circumstances, the Buyer shall not settle any Claim or make any admission of guilt or liability without (i) providing to the Sellers all information sufficient for the Sellers to make an informed decision regarding such settlement and (ii) the consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. In such case, the Buyer shall in a reasonable manner keep the Sellers reasonably informed of the progress of the action and will take into consideration the recommendations of the Sellers, if any. Furthermore, the Buyer will act reasonably and in its good faith judgment.
          (e) The payment of any sum due by the Indemnitor under this Section 11.4 will be made (i) in connection with a Third Person Claim, within 10 (ten) Business Days following receipt by the Indemnitor of a notice sent by the Indemnified Party evidencing that payment of the corresponding amount to the third Person concerned has become due and payable and (ii) in connection with any other Claim, within 10 (ten) Business Days following the acceptance of the Claim by the Indemnitor in accordance with Section 11.3 above, or, in each such case as referred (i) and (ii) or in the event of a disagreement between the parties, following the date of a final arbitration award rendered in accordance with Section 11.3 and Section 13.12 in respect to such disagreement between the parties. Any amount due by the Indemnitor under the Section 11 that is not paid within the time periods set forth in Section 11.4(g) above shall automatically and immediately bear interest at the Agreed Rate. This provision shall be without prejudice to any other Indemnified Party’s rights for indemnification or specific performance as a result of such late payment.
          11.5. Exclusions
          (a) The Sellers shall not have any liability under this Article XI for any Losses:
     (i) in respect of any fact, matter, event or circumstance to the extent that (A) a credit has been made to the Estimated Purchase Price in favor of Buyer pursuant to the Adjustment Amount, (B) the Loss arising out of such matter has been included or taken into account in the calculation of the Final Working Capital or the Final Cash/Debt Balance, (C) such matter was referred to in the Schedules to this Agreement, (it being specified that (i) any matter disclosed in one Schedule shall be deemed disclosed for all purposes under this Agreement to the extent such matter is reasonably apparent on such Schedule and (ii) the Sellers may provide updated schedules to the Buyer up from the date hereof until the Closing Date, to the extent the information disclosed in such updates to the Schedules is not detrimental to the Buyer), or (D) Buyer has sought recovery from Sellers under more than one provision contained in this Agreement. For the avoidance of doubt, subject to the applicable limitations in this Article XI with respect to clauses (A) and (B) of this Section 11.5, Sellers shall remain liable for Losses in excess of any such credit or amount that is taken into account in the Adjustment Statement;

     (ii) to the extent that any Claim is directly and exclusively attributable to, or such Claim is increased as a result of, any legislation not in force on the date hereof or to any change of Law (including IFRS) or any change in rates of Tax, which in each case is not in force on the date hereof. For the avoidance of doubt, subject to the limitations contained in this Article XI, Sellers shall remain liable for Losses not resulting from such new legislation or change in Law or Tax rates not in force on the date hereof; or
     (iii) which would not have been incurred but for an action or omission by the Buyer or any of its Affiliates after the Closing Date (including a change in the Agreed Accounting Principles, other than to comply with laws and regulations as reasonably interpreted by the Buyer).
          (b) Unless otherwise provided in this Agreement (including in respect of representations and warranties that are qualified by the Sellers’ Knowledge) the Sellers may not be released, in all or in part, from their indemnification obligations pursuant to Section 11.1 by invoking any lack of awareness of the facts in question or any knowledge that the Buyer has, may have or should have had of the facts giving rise to such Loss including as a result of any investigations made by the Buyer or any oral or written disclosure made during the due diligence or, the negotiations of this Agreement, except for the avoidance of doubt, when a particular representation is made subject to the Knowledge of the Sellers.
          11.6. Calculation of Losses.
          (a) A Loss shall be eligible for indemnification under Section 11.1 or 11.2 to the extent and only to the extent such Loss has effectively been sustained by Buyer, an International Buyer, Target or the Joint Venture;
          (b) The amount of any Losses for which indemnification is provided under Section 11.1 or 11.2 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Losses and shall be reduced or increased, as applicable, to take into account any net Tax benefit of the Indemnified Party related to the incurrence or payment of any such Losses. When the indemnification payment is subject to any Tax (or any foreign Tax equivalent), the amount of the indemnification payment will be increased by an additional amount, which shall be determined to ensure that the Buyer, the International Buyers, the Target, the Joint Venture or any of their Affiliates, would be in the same position had the indemnification payment not been subject to Tax. For purposes of this Agreement, a Tax benefit shall be deemed to have been realized at the time any refund of Taxes is received or applied against other Taxes due.
          (c) In the event of any Loss incurred by the Joint Venture, or by Buyer in connection with the Joint Venture, the Buyer shall be entitled, subject to the terms and conditions contained in this Section 11.6, to indemnification from the Seller for a percentage of such Loss equal to the percentage of ownership of Joint Venture indirectly held by Seller 1 as of the date hereof.

          11.7. No Consequential Damages.
Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to the other party for any consequential, incidental, special or punitive damages, of such other party including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach thereof, except, if applicable, in relation to any breach of the representations and warranties set forth in Section 5.4 hereof.
          11.8. Mitigation.
The Buyer shall and shall cause each of the International Buyers, the Target and the Joint Venture to take all reasonable measures to mitigate any Losses, taking into account the protection of the legitime interest of International Buyers, the Target and the Joint Venture.
          11.9. Exclusivity of Remedy
The indemnification provided for in this Article XI shall be the exclusive remedy of the Buyer against the Sellers in respect of any breach of any representation, warranty or covenant set out in this Agreement.
          11.10. Comfort Letter
          Schneider Electric Industries SAS shall issue a comfort letter whereby it shall hereby irrevocably guarantee to the Buyer the performance by the Sellers and the International Sellers of their obligations under this Agreement and the Ancillary Agreements. In particular, the letter shall provide that Schneider Electric Industries SAS shall irrevocably guarantee to the Buyer the full and punctual payment by the Sellers and the International Sellers of all amounts due under the terms of this Agreement and the Ancillary Agreements and that should any of the Sellers and the International Sellers fail to make any payment of any amount due, Schneider Electric Industries shall make such payment to the Buyer upon first written request of the Buyer.
          Eaton Worldwide LLC shall issue a comfort letter whereby it shall hereby irrevocably guarantee to the Sellers the performance by the Buyer of its obligations under this Agreement and the Ancillary Agreements. In particular, the letter shall provide that Eaton Worldwide LLC shall irrevocably guarantee to the Sellers the full and punctual payment by the Buyer or any Affiliate designated by the Buyer, and the International Buyers, of all amounts due under the terms of this Agreement and the Ancillary Agreements and that should the Buyer (or its designated Affiliate) or the International Buyers fail to make any payment of any amount due, Eaton Worldwide LLC shall make such payment to the Sellers upon first written request of the Sellers.

ARTICLE XII
TERMINATION
          12.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:
          (a) by the mutual consent of Buyer and Sellers;
          (b) by Buyer or Sellers if the Closing shall not have occurred on or before November 1, 2007 (or such later date as may be mutually agreed to by Buyer and Sellers); provided, that, the right to terminate this Agreement under this Section 12.1(b) shall not be available to a party if such party’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.
          12.2. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give notice of such termination to the other parties to this Agreement.
          12.3. Effect of Termination. If this Agreement is terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than this Section 12.3 and Sections13.2, 13.4, 13.7 to 13.10, 13.12, and 13.13) shall be terminated without further liability of any party to the other parties thereto, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.
ARTICLE XIII
GENERAL PROVISIONS
          13.1. Seller 1’s Agent.
          (a) Seller 1 hereby appoints and grants all powers to Seller 2 in order to represent Seller 1 and its assigns vis-à-vis the Purchaser.
          (b) In accordance with the foregoing, the Seller 2 shall be validly entitled to perform all the actions and to take all required, necessary or desirable decisions for the performance of each Seller’s obligations and the enforcement of each Seller’s rights, including, without limitation, making and receiving payments, filing claims, taking any administrative or judicial actions, asserting or defending claims in any administrative or judicial proceedings, negotiating and entering into any settlement in relation to any claim for indemnification, and giving and receiving any notices or instructions permitted or required under this Agreement on behalf of such Seller.
          (c) Likewise, Seller 1 shall be validly represented by Seller 2 for the purpose of all notifications and communications to be made in connection with this Agreement.

          (d) Seller 1 shall, to the fullest extent permitted by law, be bound by all actions taken and documents executed by Seller 2 in connection with Articles III, IV and XI of the Agreement, and the Buyer shall be entitled to rely on any actions or decision of Seller 2.
          13.2. Confidentiality. For a period of four years after the date hereof, and subject to any public announcement or press release which are governed in Section 13.3, each of the parties and its respective Affiliates shall keep in strict confidence and shall not disclose any of the past, current or future matters discussed or information exchanged in connection with this Agreement and the transactions contemplated thereby except (a) with the prior written consent of all other Parties (which shall not be unreasonably withheld); (b) in connection with any court or other proceeding commenced between any of the Parties; (c) if any Party should be required or compelled to disclose such matter or information to any Governmental Entity; or (d) communications or disclosures necessary to implement the provisions of this Agreement or to comply with applicable accounting and stock exchange disclosure or filing obligations. In connection with any disclosure pursuant to sub-clause (b), (c) or (d) above, the Parties shall request confidential treatment of any matter to be disclosed to the relevant Governmental Entity. In connection with any disclosure pursuant to sub-clause (c) or (d) above, the disclosing Party shall promptly give the other Party prior written notice thereof and shall also provide the other Parties with copies or a complete description of the information being sought and a copy of the narrative of the proposed disclosure.
          13.3. No Public Announcement. Until Closing Date, none of Buyer or Sellers shall, without the approval of the other, which approval shall not be unreasonably withheld, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case the other parties shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and stock exchange disclosure or filing obligations.
          13.4. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by overnight courier service addressed as follows:
If to Buyer, to:
c/o Eaton Corporation
1111 Superior Avenue
Cleveland, Ohio 44114 U.S.A.
Attention: Office of the Secretary
Fax No.: +1 216 479-7103

If to Sellers, to:
c/o Schneider Electric SA
43-45 Boulevard Franklin Roosevelt
92504 Rueil Malmaison
France
Attention: Juan Pedro Salazar, General Counsel
Telephone: + 33 1 41 29 70 00
Fax No.: +33 1 41 29 71 97
With copy to:
Bredin Prat
130 rue du Faubourg Saint Honoré
75008 Paris — France
Attention: Maître Sébastien Prat
Fax No.: +33 1 43 59 70 01
or to such other address as such party may indicate by a notice delivered to the other parties hereto.
          13.5. Successors and Assigns; No Third Party Beneficiaries.
          (a) The Buyer shall be authorized, at any time prior to the Closing Date, to substitute for itself, in all the rights and obligations provided herein, one or more of its Affiliates, subject only to the condition that the Buyer notifies the Sellers of such substitution five (5) Business Days prior to the Closing Date, and provided that the Buyer shall in any event remain jointly and severally liable with any such Affiliate for its obligations hereunder.
          (b) The rights of any party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other parties.
          (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns.
          13.6. Access to Records after Closing. For a period of six years after the Closing Date, Sellers and their Affiliates and their respective representatives shall have reasonable access to all of the books and records of the Business transferred to Buyer or any International Buyer hereunder to the extent that such access may reasonably be required by Sellers or its Affiliates in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Buyer or any International Buyer upon receipt of reasonable advance notice and during normal business hours. If Buyer or any International Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, use reasonable efforts to give Sellers the opportunity, at Sellers expense, to segregate and remove such books and records as Sellers may select.
          13.7. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including the Confidentiality Agreement. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.
          13.8. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
          13.9. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
          13.10. Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.
          13.11. Further Assurances. From time to time following the Closing, (i) Sellers shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer or the applicable International Buyer and put Buyer or the applicable International Buyer in possession of, any part of the Business Assets, and (ii) Buyer shall execute and deliver, or cause to be executed and delivered, to Sellers such other instruments of assumption as Sellers may reasonably request or as may be otherwise necessary to more effectively evidence the assumption of the Assumed Liabilities by Buyer or an International Buyer. In the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Business Assets (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, Sellers shall cooperate with. Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its commercially reasonable efforts to secure to Buyer or the applicable International Buyer the benefits thereof in some other manner, or (b) which are otherwise not transferable or assignable, Sellers shall use its commercially reasonable efforts jointly with Buyer or the applicable International Buyer to secure to Buyer or the applicable International Buyer the benefits thereof in some other manner (including the exercise of the rights of Sellers or the applicable International Buyer thereunder). Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Business Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.
          13.12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of France.
          13.13. Submission to Jurisdiction. Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by three (3) arbitrators appointed by the ICC International Court of Arbitration. The arbitration proceedings shall be held in Paris and in the English language.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

/s/ J. P. Salazar
MGE Finances SAS
Represented by: J. P. Salazar

/s/ J. P. Salazar
SE7A SAS
Represented by: J. P. Salazar

/s/ Harpreet. Saluja
/s/ Mary E. Huber
Eaton Power Solutions SAS
Represented by: Harpreet Saluja Mary E. Huber duly authorized